SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of June 29, 2022
among
BGSL BIG SKY FUNDING LLC,
as Borrower,
THE LENDER PARTIES HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent
and
The Other Lender Parties Hereto

BOFA SECURITIES, INC.,
as
Sole Lead Arranger and Sole Book Manager

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SCHEDULES
2.01    Commitments and Applicable Percentages
5.07    Certain Contractual Obligations
5.15    Taxpayer Identification Number; Other Identifying Information
10.02    Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
A    Form of Committed Loan Notice
B    Form of Note
C-1    Form of Assignment and Assumption
C-2    Form of Administrative Questionnaire
D-1    Form of Compliance Certificate (Borrower Parent)
D-2    Form of Compliance Certificate (Borrower)
E    Form of U.S. Tax Compliance Certificates
F    Form of Restricted Payments Certificate
G    Form of Increase Request
H    BXC Competitors
I    Form of Approval Notice
ANNEXES
    A    Advance Rates
    B    Eligibility and Portfolio Criteria
    C    Definitions Relating to Collateral Assets
    D    Special Purpose Entity Requirements

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 29, 2022 (the “Second Restatement Date”), among BGSL BIG SKY FUNDING LLC, a Delaware limited liability company, (the “Company” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent.
The Company has requested that the Lenders provide a revolving credit facility (the “Facility”), and the Lenders are willing to do so on the terms and conditions set forth herein.
The Company, the Lenders and the Administrative Agent, being the parties to the Credit Agreement dated as of December 10, 2019 (the “Original Agreement”), as amended by that certain First Amendment to Credit Agreement, dated as of December 30, 2020, by and among the Company, the Lenders and the Administrative Agent (the “First Amendment”), and as amended and restated by the Amended and Restated Credit Agreement, dated as of September 30, 2021, by and among the Company, the Lenders and the Administrative Agent (the “First Restatement”; the Original Agreement as amended by the First Amendment and the First Restatement, the “Existing Agreement”), have agreed pursuant to Section 10.01 of the Existing Agreement to amend and restate the Existing Agreement as set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I.
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Adjustment” has the meaning specified in Section 3.03.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent Assigned Value” has the meaning specified in Annex C.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Expense Cap” means an aggregate amount of Administrative Expenses paid by the Borrower not to exceed (1) in the case of amounts paid pursuant to clause (i) of the definition of Administrative Expense, $100,000 in any calendar quarter and (2) in the case of amounts paid pursuant to clause (ii) of the definition of Administrative Expense, $100,000 in any calendar year.
“Administrative Expenses” means amounts due or accrued and payable by the Borrower, in an aggregate amount in each case not to exceed the applicable Administrative Expense Cap, (i) first, to the payment of Taxes and governmental fees owing by the Borrower or, so long as the Borrower is disregarded as an entity separate from Borrower Parent, by Borrower Parent in respect of the Borrower’s income or assets, (ii) second, to the Collateral Administrator, any accrued and unpaid fees and expenses (including indemnities) pursuant to the Collateral

Administration Agreement and (iii) third, to the Borrower Parent, any accrued and unpaid Management Fees pursuant to the Investment Management Agreement.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-2 or any other form approved by the Administrative Agent.
“Advance Rate” means a percentage applicable to each Collateral Asset as specified in Annex A under the caption “Advance Rate”.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, no entity as to which the Investment Adviser provides investment management or advisory services will be deemed an Affiliate of the Investment Adviser solely because the Investment Adviser acts in such capacity.
“Aggregate Assigned Value” has the meaning specified in Annex C.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Aggregate Unfunded Amount” has the meaning specified in Annex C.
“Aggregate Unfunded Equity Amount” has the meaning specified in Annex C.
“Agreement” means this Credit Agreement.
“Alternative Currency” means Euros, Sterling and Canadian Dollars.
“Alternative Currency Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA or any proposed Successor Rate for an Alternative Currency, as applicable, any conforming changes to the definitions of “SONIA”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided that, if such rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.”

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:
(a)    denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period; or
(b)    denominated in Canadian dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) on the Rate Determination Date with a term equivalent to such Interest Period;
provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Alternative Currency Term Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.”
“Amendment Date” means September 30, 2021.
“Applicable Authority” means (i) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator and (ii) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.10. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments by any Lender. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means (i) from the Closing Date to, but excluding, the Second Restatement Date, a per annum rate equal to 1.60% and (ii) on and after the Second Restatement Date, a per annum rate equal to 1.80%.
“Approval Asset” has the meaning specified in Annex C.
“Approval Notice” has the meaning specified in Annex C.
“Approved Dealer” has the meaning specified in Annex C.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided that, in no event shall any BXC Competitor be an “Approved Fund.”
“Arranger” means Bank of America, an affiliate of BofA Securities, Inc., in its capacity as sole lead arranger and sole book manager.
“Asset” has the meaning specified in the Collateral Administration Agreement.
“Asset Amount (CAD)” means, without conversion to Dollars, on any date of determination, (a)(x) so long as no Event of Default has occurred and is continuing, the Aggregate Principal Balance of all Collateral Assets denominated in CAD (including any such Collateral Assets to be funded or acquired by the Borrower on such date of determination) and (y) if an Event of Default has occurred and is continuing, the sum of the products, for each Eligible Collateral Asset denominated in CAD, of (A) the Assigned Value of such Eligible Collateral Asset and (B) the Advance Rate of such Eligible Collateral Asset plus (b) the amount of all cash and Cash Equivalents denominated in CAD credited to the Collateral Account on such date.
“Asset Amount (EUR)” means, without conversion to Dollars, on any date of determination, (a)(x) so long as no Event of Default has occurred and is continuing, the Aggregate Principal Balance of all Collateral Assets denominated in EUR (including any such Collateral Assets to be funded or acquired by the Borrower on such date of determination) and (y) if an Event of Default has occurred and is continuing, the sum of the products, for each Eligible Collateral Asset denominated in EUR, of (A) the Assigned Value of such Eligible Collateral Asset and (B) the Advance Rate of such Eligible Collateral Asset plus (b) the amount of all cash and Cash Equivalents denominated in EUR credited to the Collateral Account on such date.
“Asset Amount (GBP)” means, without conversion to Dollars, on any date of determination, (a)(x) so long as no Event of Default has occurred and is continuing, the Aggregate Principal Balance of all Collateral Assets denominated in GBP (including any such Collateral Assets to be funded or acquired by the Borrower on such date of determination) and (y) if an Event of Default has occurred and is continuing, the sum of the products, for each Eligible Collateral Asset denominated in GBP, of (A) the Assigned Value of such Eligible Collateral Asset and (B) the Advance Rate of such Eligible Collateral Asset plus (b) the amount of all cash and Cash Equivalents denominated in GBP credited to the Collateral Account on such date.
“Asset Amount (USD)” means, on any date of determination, (a)(x) so long as no Event of Default has occurred and is continuing, the Aggregate Principal Balance of all Collateral Assets denominated in Dollars (including any such Collateral Assets to be funded or acquired by the Borrower on such date of determination) and (y) if an Event of Default has occurred and is continuing, the sum of the products, for each Eligible Collateral Asset denominated in Dollars, of (A) the Assigned Value of such Eligible Collateral Asset and (B) the Advance Rate of such Eligible Collateral Asset plus (b) the amount of all cash and Cash Equivalents denominated in Dollars credited to the Collateral Account on such date.
“Assigned Value” has the meaning specified in Annex C.
“Assigned Value Percentage” has the meaning specified in Annex C.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of

Exhibit C-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means, for any fiscal year, the audited consolidated balance sheet of the Borrower Parent for such fiscal year ended December 31, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower Parent, including the notes thereto.
“Availability Period” means the period (i) beginning on the later of (A) the Closing Date and (B) the date on which all conditions precedent to the initial Credit Extension have been satisfied or waived and (ii) ending on the earlier of (A) any date on which an Event of Default has occurred (provided that the Availability Period may be reinstated by the Administrative Agent upon the cure or waiver of such Event of Default) or (B) the date that is five Business Days prior to the Maturity Date.
“Bank Loan” has the meaning specified in Annex C.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day, (c) Term SOFR for such date plus 1.00% and (d) 1.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Bond” has the meaning specified in Annex C.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Certification” means with respect to any request for a Loan or any release of funds or substitution of assets with respect to the Collateral Account, a certification of the Borrower Parent on behalf of the Borrower (which, for the avoidance of doubt, shall be deemed to be made in the case of a substitution) stating that after giving effect to such Loan, release of funds or substitution: (A) (i) no Borrowing Base Deficiency or Currency Asset Amount Shortfall will exist, and (ii) no Default would occur or be continuing, in each case based on the most recent Borrowing Base determination; and (B) in the case of any Loan, the proceeds of such Loan will be used solely for Permitted Uses and, in the case that such proceeds will be used to purchase a Collateral Asset or to fund a commitment on a Revolving Loan or Delayed Drawdown Loan, no Borrowing Base Deficiency or Currency Asset Amount Shortfall would exist after giving effect to such purchase or funding on a pro forma basis.

“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Parent” means Blackstone Secured Lending Fund, a Delaware statutory trust.
“Borrowing” means a Committed Borrowing.
“Borrowing Base” has the meaning specified in Annex C.
“Borrowing Base Deficiency” has the meaning specified in Annex C.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located (which is initially North Carolina):
(a)if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in respect of any such Alternative Currency Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means any such day that is also a TARGET Day;
(b)if such date related to any interest rate settings as to any Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and
(c)if such day relates to any fundings, disbursements, settlements and payments in an Eligible Currency other than Euro or Sterling in respect of an Alternative Currency Loan denominated in a currency other than Euro or Sterling, or any other dealings in an Eligible Currency other than Euro or Sterling to be carried out pursuant to this Agreement in respect of any Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“BXC Competitor” means each entity specified in Schedule H.
“BXC Confidential Information” means confidential, proprietary information of the Borrower, Borrower Parent, Investment Adviser, The Blackstone Group Inc. or any Affiliate including, but not limited to, internally-prepared investment committee memoranda. For the avoidance of doubt, BXC Confidential Information shall not include information prepared and provided by underlying obligors of Collateral Assets or other third parties.
“Canadian Dollar” and “CAD” mean lawful money of Canada.
“Cash” means such funds denominated in any Eligible Currency as at the time shall be legal tender for payment of all public and private debts.
“Cash Equivalents” has the meaning specified in Annex C.
“Change in Control” means an event or series of events by which (A) the Borrower Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Borrower or to direct the management policies and decisions of the Borrower or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Borrower or (B) Investment Adviser shall cease to be an Affiliate of The Blackstone Group Inc.
“Change in Investment Adviser” means the Investment Adviser (i) ceases to be responsible for the day-to-day management of the Borrower or Borrower Parent, including, without limitation, ceasing to be substantially involved in directing the investment decisions of the Borrower or the Borrower Parent; or (ii) becomes bankrupt or insolvent; a bankruptcy, reorganization, insolvency or similar proceeding involving the Investment Adviser or its property is commenced or preliminary steps are taken towards such end; or the Investment Adviser admits its inability to pay its debts as they become due (unless replaced by another Affiliate of The Blackstone Group Inc. and in accordance with the provisions of the Investment Management Agreement).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means December 10, 2019.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning specified in the Security Agreement; provided that, notwithstanding anything to the contrary contained herein or in any Loan Document, in no event shall “Collateral” include any Excluded Amounts.
“Collateral Account” has the meaning specified in the Collateral Administration Agreement.
“Collateral Administration Agreement” means the Collateral Administration Agreement between the Administrative Agent, the Company and the Collateral Administrator, dated as of the Closing Date (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).
“Collateral Administrator” means Wells Fargo Bank, National Association, and any successor thereto as collateral administrator under the Collateral Administration Agreement.
“Collateral Asset” has the meaning specified in Annex C.
“Collateral Asset Trigger Event” has the meaning specified in Annex C.
“Collateral Dispute Notice” has the meaning specified in Annex C.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Fee Rate” means (a) with respect to the First Unused Amount, 1.60% and (b) with respect to the Second Unused Amount, 0.45%, in each case subject to adjustment as provided in Section 2.10.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Alternative Currency Term Rate Loans and Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning specified in Section 2.01.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Alternative Currency Term Rate Loans or Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, SONIA, CDOR, EURIBOR or any proposed Successor Rate for an Eligible Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR,” “SONIA”, “CDOR”, “EURIBOR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Manager, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Eligible Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Eligible Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means each account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent.
“Credit Extension” means a Borrowing.
“Credit Party” has the meaning specified in Section 9.12.
“Credit Trigger” means any of the following: (i) a Regulatory Event with respect to the Borrower Parent or any of its senior investment management personnel actively involved in managing the Collateral, (ii) a Change in Investment Adviser or (iii) any Change in Control of Borrower or Investment Adviser.
“Currency Asset Amount” means (a) with respect to Loans denominated in Canadian Dollars, the Asset Amount (CAD), (b) with respect to Loans denominated in Euros, the Asset Amount (EUR), (c) with respect to Loans denominated in Sterling, the Asset Amount (GBP) and (d) with respect to Loans denominated in Dollars, the Asset Amount (USD).
“Currency Asset Amount Shortfall” means, with respect to any Currency Asset Amount, any time the amount by which the Outstanding Amount of Loans denominated in the applicable Eligible Currency (including any such Loans to be made on such date of determination) on any date of determination exceeds such Currency Asset Amount on such day.
“Current Market Price” has the meaning specified in Annex C.
“Current Market Value” has the meaning specified in Annex C.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source); provided that, if such rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, with respect to any Credit Extension, 2.00% plus (a) in the case of any Term SOFR Loan, Term SOFR plus the Applicable Rate, (b) in the case of an Alternative Currency Loan, the Relevant Rate plus the Applicable Rate and (c) in the case of any Base Rate Loan, the Base Rate plus the Applicable Rate.
“Defaulted Obligation” has the meaning specified in Annex C.
“Defaulting Lender” means, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent (in consultation with the Company) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each other Lender promptly following such determination.
“Delayed Drawdown Loan” has the meaning specified in Annex C.
“Deliver” has the meaning specified in the Collateral Administration Agreement.
“Designated Jurisdiction” means a country or territory that is the target of any comprehensive Sanction (which, at the time of this Agreement, includes Crimea, Cuba, Iran, North Korea, and Syria).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Lender” has the meaning specified in Section 10.06(b)(v).
“Distressed Exchange Offer” has the meaning specified in Annex C.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent in a commercially reasonable manner at such time on the basis of the Spot Rate.
“Eligibility Criteria” has the meaning specified in Annex B.
“Eligible Currency” means Dollars, Euros, Sterling and Canadian Dollars.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Eligible Collateral Asset” has the meaning specified in Annex C.
“Eligible Collateral Asset Information” has the meaning specified in the Collateral Administration Agreement.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Amounts” has the meaning specified in Annex C.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Facility” has the meaning specified in the recitals hereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing the foregoing (including any legislation, rules or practices adopted pursuant to such intergovernmental agreements).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the amended and restated letter agreement, dated as of the Amendment Date, between the Borrower and the Administrative Agent.
“First Lien Bank Loan” has the meaning specified in Annex C.
“First Unused Amount” means, as of any date of determination, (a) on and after the Closing Date and prior to the six-month anniversary of the Closing Date, zero, (b) on and after the six-month anniversary of the Closing Date and prior to the nine-month anniversary of the Closing Date, the greater of (i) zero and (ii) an amount equal to (A) 20% of the Aggregate Commitments minus (B) Total Outstandings, (c) on and after the nine-month anniversary of the Closing Date and prior to the 12-month anniversary of the Closing Date, the greater of (i) zero and (ii) an amount equal to (A) 40% of the Aggregate Commitments minus (B) Total Outstandings, (d) on and after the 12-month anniversary of the Closing Date and prior to the 15-month anniversary of the Closing Date, the greater of (i) zero and (ii) an amount equal to (A) 60% of the Aggregate Commitments minus (B) Total Outstandings and (e) thereafter, the greater of (i) zero and (ii) an amount equal to (A) 80% of the Aggregate Commitments minus (B) Total Outstandings.
“Fitch” has the meaning specified in Annex C.
“Fitch Rating” has the meaning specified in Annex C.
“Foreign Loan” has the meaning specified in Annex C.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, without duplication of amounts, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“ICR Determination Date” means the sixth Business Day prior to the end of each ICR Determination Period.
“ICR Determination Period” means in relation to any ICR Determination Date the fixed quarterly periods ending on March 31st, June 30th, September 30th and December 31st of each year, commencing on June 30, 2020.
“Impacted Loans” has the meaning specified in Section 3.03.
“Increase Request” has the meaning specified in Section 2.01.
“Indebtedness” means with respect to any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (ii) all Synthetic Lease Obligations of such Person and obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, letters of credit, bank guaranties, surety bonds and similar instruments, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (v) all indebtedness, obligations or liabilities of that Person in respect of derivatives; (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (vii) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (i) through (vii), but expressly excluding (A) any obligation of such Person to fund any Collateral Asset constituting a Revolving Loan or a Delayed Drawdown Loan or (B) indebtedness of the Borrower on account of the sale by the Borrower of the first out tranche of any Loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is nonrecourse to the Borrower, (ii) involves no other liabilities of the Borrower that are not customary for a participation agreement and (iii) would not represent a claim against the Borrower in a bankruptcy, insolvency or liquidation proceeding of the Borrower, in each case in excess of the amount sold or purportedly sold.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Initial Purchase Price” has the meaning specified in Annex C.
“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any Debtor Relief Law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any Debtor Relief Law, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Interest Coverage Ratio” means the ratio of (a) all Interest Proceeds received by the Company with respect to Collateral Assets and with respect to any interest earned with respect to amounts in Controlled Accounts during an ICR Determination Period divided by (b) the sum of all interest paid on the Loans during the ICR Determination Period (excluding such interest already included in a prior ICR Determination Date as interest accrued), all interest accrued and unpaid on Loans prior to the end of the ICR Determination Period and all fees with respect to Commitments that have accrued during such ICR Determination Period. If the Interest Coverage Ratio is determined for any purpose under this Agreement on a prospective rather than retrospective basis, clause (a) shall additionally include Interest Proceeds reasonably expected to be received during the relevant prospective ICR Determination Period.
“Interest Coverage Test” means a test satisfied if, as of any ICR Determination Date, the Interest Coverage Ratio is at least 150%.
“Interest Payment Date” means, (a) as to any Term SOFR Loan or Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan or Alternative Currency Daily Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Term SOFR Loan and Alternative Currency Term Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan and ending on the date one month thereafter, provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)no Interest Period shall extend beyond the Maturity Date.
“Interest Proceeds” means amounts received by the Company with respect to the Collateral Assets representing:
(i)    all cash payments of interest in respect of all Collateral Assets (including proceeds of a sale which constitutes accrued or unpaid interest and any amounts received by the Company by way of gross-up in respect of such interest), but excluding any deferred and capitalized interest (in the case of deferred interest only until it is received);
(ii)    amendment and waiver fees, delayed compensation, late payment fees, commitment fees and all other fees and commissions received in connection with any Collateral Asset; and
(iii)    any other amounts of an income nature.
“Interest Proceeds Account” shall have the meaning specified in the Collateral Administration Agreement.
“Interest Proceeds Test” means a test satisfied if (a) the sum of (i) the aggregate Current Market Value of all Eligible Collateral Assets that are included in the Borrowing Base (as determined if necessary under “Selection of Non-Qualifying Assets” in Annex B) and (ii) for all Collateral Assets included in the Borrowing Base that are either Delayed Drawdown Loans or Revolving Loans, the aggregate (which may be a negative amount) of (x) the product of the Unfunded Exposure Amount and the Current Market Price (expressed for this purpose as a percentage of its par amount) minus (y) the Unfunded Exposure Amount, with respect to each such Delayed Drawdown Loan or Revolving Loan, exceeds (b) the product of (i) the principal amount of all outstanding Loans minus all Cash and Cash Equivalents credited to the Collateral Account (after giving effect to the contemplated distribution on a pro forma basis and excluding Excluded Amounts) and (ii) 100.0%.
“Investment Adviser” means Blackstone Credit BDC Advisers LLC.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Management Agreement” means the Investment Management Agreement dated as of the Closing Date between the Borrower Parent and the Borrower.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility, in each case whether or not having the force of law.
“Lenders” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of December 10, 2019 including any permitted amendments thereto from time to time.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.
“Loan Documents” means this Agreement, the Security Agreement, the Collateral Administration Agreement, each Assignment and Assumption, the Investment Management Agreement, the Sale Agreement, each Note and the Fee Letter.
“Management Fee” has the meaning specified in the Investment Management Agreement.
“Manager” means Blackstone Secured Lending Fund, a Delaware statutory trust in its capacity as Manager under the Investment Management Agreement.
“Markit” has the meaning specified in Annex C.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on (a) the financial condition or operations of the Borrower, (b) the legality, validity or enforceability of any of the Loan Documents, (c) the right or ability of the Borrower to perform any of its obligations under any of the Loan Documents or (d) the rights or remedies of the Lender under any of the Loan Documents or of the Borrower under the Collateral Assets (solely to the extent such Collateral Assets are included in the Borrowing Base).
“Material Modification” has the meaning specified in Annex C.
“Maturity Date” means the third anniversary of the Amendment Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next following Business Day.
“Maximum Commitment Amount” means $500,000,000.00.
“Moody’s” has the meaning specified in Annex C.
“Moody’s Rating” has the meaning specified in Annex C.
“Net Asset Value” means an amount equal to the excess of (i) (A) the aggregate of the Assigned Values of the Collateral Assets other than Cash and Cash Equivalents plus (B) the par value of all Cash and Cash Equivalents owned by the Borrower and credited to the Collateral Account or the Unfunded Exposure Account (in each case, other than Excluded Amounts) over (ii) the sum of the Total Outstandings, the Aggregate Unfunded Equity Amount and other liabilities of the Borrower, in each case expressed as a Dollar Equivalent.
“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to the aggregate initial Principal Balance of all Transferred Assets (as defined in the Sale Agreement) sold and/or contributed to the Borrower by the Borrower Parent under the Sale Agreement prior to such date.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of a majority of Lenders or all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Qualifying Assets” has the meaning specified in Annex C.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Offer” has the meaning specified in Annex C.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to the Borrower or any other limited liability company, the certificate or articles of formation or organization and operating agreement (which, in the case of the Borrower, is the Limited Liability Company Agreement); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means, with respect to Committed Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Eligible Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by Laws, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens in favor of the Administrative Agent or any Lender granted pursuant to or by any Loan Document, (d) a Permitted Collateral Administrator Lien (as defined in the Collateral Administration Agreement), (e) with respect to collateral underlying any Collateral Asset, the Lien in favor of the Borrower herein and Liens permitted under the Collateral Asset Documents related to such Collateral Asset, (f) as to any agented Collateral Asset, Liens in favor of the agent on behalf of all the lenders to the related obligor and (g) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (x) attach only to the securities (or proceeds) being purchased or sold and (y) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with financing.
“Permitted Refinancing Transaction” means a release of Collateral Assets and the underlying collateral securing such Collateral Assets with respect thereto from the Lien of this Agreement in connection with a refinancing (which may take the form of a sale) of all or a material portion of this credit facility in connection with any transaction which Borrower has entered into with the consent of the Administrative Agent.

“Permitted Refinancing Transaction Date” means the date on which a Permitted Refinancing Transaction occurs.
“Permitted Uses” means (i) the purchase of Collateral Assets or satisfaction of any unfunded commitment in connection with any Revolving Loan or Delayed Drawdown Loan, (ii) the payment of taxes and governmental fees owing by or in respect of the Borrower, including to maintain its corporate existence, (iii) to the payment of any Administrative Expenses and (iv) solely with respect to the initial Credit Extension and in connection with subsequent approved Increase Requests, the payment of any amounts due under the Fee Letter.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 4975 of the Code.
“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Part 4 of Subpart B of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) to which Section 4975 of the Code applies, or (iii) non-US, church or governmental plan subject to non-US, federal, state or local laws, rules or regulations substantially similar to Section 406 of ERISA or Section 4975 of the Code.
“Platform” has the meaning specified in Section 6.02.
“Pricing Source” has the meaning specified in Annex C.
“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Balance” has the meaning specified in Annex C.
“Principal Proceeds” means amounts received by the Company with respect to a Collateral Asset that do not constitute Interest Proceeds.
“Principal Proceeds Account” shall have the meaning specified in the Collateral Administration Agreement.
“Principal Proceeds Test” means a test satisfied if (a) the sum of (i) the aggregate Current Market Value of all Eligible Collateral Assets that are included in the Borrowing Base (as determined if necessary under “Selection of Non-Qualifying Assets” in Annex B) and (ii) for all Collateral Assets included in the Borrowing Base that are either Delayed Drawdown Loans or Revolving Loans, the aggregate (which may be a negative amount) of (x) the product of the Unfunded Exposure Amount and the Current Market Price (expressed for this purpose as a percentage of its par amount) minus (y) the Unfunded Exposure Amount, with respect to each such Delayed Drawdown Loan or Revolving Loan, exceeds (b) the product of (i) the principal amount of all outstanding Loans minus all Cash and Cash Equivalents credited to the Collateral Account (after giving effect to the contemplated distribution on a pro forma basis and excluding Excluded Amounts) and (ii) 115.0%.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“Rate Determination Date” means two (2) Business Days prior to (a) the commencement of such Interest Period or (b) if no Loans in the applicable Eligible Currency are outstanding at the commencement of the applicable Interest Period, the first date on which a Loan in such Eligible Currency is made (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Recipient” means the Administrative Agent and any Lender, as applicable.
“Register” has the meaning specified in Section 10.06(c).
“Registered” means a debt obligation that is issued after July 18, 1984 and that is in registered form within the meaning of Section 881(c)(2)(B)(i) of the Code and the United States Treasury Regulations promulgated thereunder.
“Regulatory Event” means (a) an act by any of the Borrower, Borrower Parent or Manager, or any of their respective senior investment personnel, or senior investment personnel of the Investment Adviser, actively involved in managing the portfolio of the Borrower (together the “Relevant Persons”), that constitutes fraud, criminal activity or a material violation of any securities laws in the performance of the obligations of the Borrower, Borrower Parent or Manager under any of the Loan Documents or in the conduct of any of such Relevant Persons’ asset management business or (b) any of the Relevant Persons being indicted for a criminal offense materially related to such Relevant Persons’ asset management business; provided that in the case of Relevant Persons who are senior investment personnel, a Regulatory Event will be deemed to have been cured if the Borrower Parent terminates or causes the termination of employment with any of Borrower Parent or the Investment Adviser of all such Relevant Persons who engaged in the conduct constituting the event in clause (a) through (b) within ten (10)

Business Days of such occurrence and makes the Borrower whole for any actual financial loss that such conduct caused the Borrower.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to Loans denominated in Dollars, the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, (b) with respect to Loans denominated in GBP, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (d) with respect to Loans denominated in any other Eligible Currency, (i) the central bank for the currency in which such Loan is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Successor Rate or (y) the administrator of such Successor Rate or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the currency in which such Successor Rate is denominated, (x) any central bank or other supervisor that is responsible for supervising either (A) such Successor Rate or (B) the administrator of such Successor Rate, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.
“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR and (d) Canadian Dollars, the CDOR Rate, as applicable.
“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice.
“Required Lenders” means, at any time, (i) the Administrative Agent and (ii) the Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Ratings” has the meaning specified in Annex C.
“Rescindable Amount” has the meaning specified in Section 2.10(b)(ii).
“Responsible Officer” means with respect to (i) the Company any director or officer or any other Person who is authorized to act for the Company, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Company and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Company or the Manager so designated by any of the foregoing officers in a notice to the Administrative Agent and (ii) the Collateral Administrator any officer, employee or agent of the Collateral Administrator who is involved in the day to day administration of the duties of the Collateral Administrator under the Collateral Administration Agreement or is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, order or certificate in question. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof). For the avoidance of doubt, payments and reimbursements of Excluded Amounts shall not constitute Restricted Payments.
“Restricted Payments Certificate” means a certificate substantially in the form of Exhibit F.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Committed Loans.
“Revolving Loan” has the meaning specified in Annex C.
“S&P” has the meaning specified in Annex C.
“S&P Rating” has the meaning specified in Annex C.
“Sale Agreement” means the Sale and Contribution Agreement dated as of the Closing Date, among Borrower and Borrower Parent.
“Same Day Funds” means immediately available funds in the applicable Eligible Currency.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03.
“Screen Rate” means, on any date of determination with respect to any Loans denominated in a LIBOR Quoted Currency, the rate per annum equal to LIBOR or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for the applicable LIBOR Quoted Currency at approximately 11:00 a.m.(London time) on the Rate Determination Date with a term equivalent to the applicable Interest Period (or, if no such rate is available for the term equivalent to the Interest Period, LIBOR or the comparable or successor rate will be determined by interpolating linearly between the rate for the next shorter term for which rates are available and the rate for the next longer term for which rates are available (all such interpolated rates will be rounded to five decimal places); provided that (without prejudice to, and unless the provisions of Section 3.03 otherwise apply) if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean, if so available, the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in the relevant currency are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by four leading banks (selected by the Administrative Agent after consultation with the Borrower) in the London or other offshore interbank market for the relevant currency as of 11:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the aggregate amount of Loans hereunder).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Restatement” has the meaning specified in the introductory paragraph hereto.
“Second Lien Bank Loan” has the meaning specified in Annex C.
“Second Unused Amount” means, as of any date of determination, (i) on and after the Closing Date and prior to the three-month anniversary of the Closing Date, zero, (ii) on and after the three-month anniversary of the Closing Date and prior to the six-month anniversary of the Closing Date, an amount equal to the Aggregate Commitments minus the Total Outstandings, (iii) on and after the six-month anniversary of the Closing Date and prior to the nine-month anniversary of the Closing Date, an amount equal to the Aggregate Commitments minus the greater of (a) the Total Outstandings and (b) 20% of the Aggregate Commitments, (iv) on and after the nine-month anniversary of the Closing Date and prior to the 12-month anniversary of the Closing Date, an amount equal to the Aggregate Commitments minus the greater of (a) the Total Outstandings and (b) 40% of the Aggregate Commitments, (v) on and after the 12-month anniversary of the Closing Date and prior to the 15-month anniversary of the Closing Date, an amount equal to the Aggregate Commitments minus the greater of (a) the Total Outstandings and (b) 60% of the Aggregate Commitments and (vi) thereafter, an amount equal to the Aggregate Commitments minus the greater of (a) the Total Outstandings and (b) 80% of the Aggregate Commitments.
“Secured Parties” means the Lenders and the Administrative Agent.
“Security Agreement” means the Security Agreement between the Administrative Agent and the Company, dated as of the Closing Date (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).
“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.
“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.
“SOFR Successor Rate” has the meaning specified in Section 3.03.
“SONIA” means with respect to any applicable determination date the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” means, with respect to SONIA, 0.11930% per annum.
“Special Purpose Entity Requirements” means the obligations of the Company to comply with the provisions set forth in Annex D.

“Special Situation Asset” has the meaning specified in Annex C.
“Specified Default” means (i) any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default under Section 8.01(a), Section 8.01(e), Section 8.01(i) or Section 8.01(j) (except a Credit Trigger described in clause (i) of the definition thereof) or (ii) an Event of Default has occurred and the Administrative Agent has given notice of acceleration or exclusive control or has exercised any other remedies under Section 8.02.
“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Sterling”, “GBP” and “£” mean the lawful currency of the United Kingdom.
“Structured Finance Security” has the meaning specified in Annex C.
“Successor Rate” has the meaning specified in Section 3.03.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).
“Tax Distribution” means distributions required to allow the Borrower Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Borrower Parent in or with respect to any taxable year of the Borrower Parent (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Borrower Parent shall not exceed 105% of the amounts that the Borrower would have been required to distribute to the Borrower Parent to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower's liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower's liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:

(d)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 5:00 p.m. (New York City time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(e)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month on the day that is two U.S. Government Securities Business Days prior to such day; provided that if the rate is not published prior to 5:00 p.m. (New York City time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Replacement Date” has the meaning specified in Section 3.03.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).
“Term SOFR Scheduled Unavailability Period” has the meaning specified in Section 3.03.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Transaction” has the meaning specified in Section 5.19.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, Term SOFR Loan, Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.
“UCC” has the meaning specified in the Security Agreement.
“Unfunded Exposure Account” has the meaning specified in the Collateral Administration Agreement.
“Unfunded Exposure Amount” has the meaning specified in Annex C.
“Unfunded Exposure Equity Amount” has the meaning specified in Annex C.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any Business Day, except any

Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Weighted Average Unfunded Advance Rate” has the meaning specified in Annex C.
“Withholding Agent” means the Borrower and the Administrative Agent.
1.02Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
1.04Rounding.
Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Event of Default.
Any Event of Default that has occurred shall be deemed to be continuing unless waived in accordance with the terms hereof, or the Administrative Agent otherwise agrees that such Event of Default shall no longer be continuing.
1.06Currency Conversion.
Unless otherwise specifically stated, for purposes of (i) complying with any requirement of this Agreement stated in Dollars and (ii) calculating any ratio or other test set forth in this Agreement, the amount of any Collateral Asset or Loan denominated in an Eligible Currency other than Dollars shall be deemed to be the Dollar Equivalent of such amount of such Eligible Currency.
1.07Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.08Business Day Convention.
Unless otherwise specified, in the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
1.09Interest.
The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), the unavailability or discontinuation of any Term SOFR Rate, Alternative Currency Daily Rate or Alternative Currency Term Rate or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other actions or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
Article II.
THE COMMITMENTS AND CREDIT EXTENSIONS
1.01Committed Loans.
Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower in each Eligible Currency from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (excluding Excluded Amounts) and (B) zero) shall not exceed the Aggregate Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein. So long as no Borrowing Base Deficiency, Currency Asset Amount Shortfall or Default has occurred and is continuing, the Manager, on behalf of the Borrower, may provide a written request substantially in the form of Exhibit G hereto (such request, an “Increase Request”) to the Administrative Agent and the applicable Lender requesting an increase in such Lender’s Commitment. Such Lender shall have the right, acting in its sole and absolute discretion, to approve or reject any such Increase Request (including, for the avoidance of doubt, the right to approve only a portion of the amount requested in any such Increase Request); provided that (i) no Increase Request shall be approved (in whole or in part) without the prior written consent of the Administrative Agent and (ii) after giving effect to such Increase Request (in whole or in part) the Aggregate Commitments may not exceed the Maximum Commitment Amount. If an Increase Request is approved (in whole or in part), then the Administrative Agent shall notify the Manager, on behalf of the Borrower, of the increase in the Commitment of the applicable Lender and the effective date thereof. For the avoidance of doubt, in connection with any approved Increase Request, the Borrower shall pay to the Lender the applicable fees in the amounts and at the times specified in the Fee Letter as provided in Section 2.07(c).
1.02Borrowings, Conversions and Continuations of Committed Loans
(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term SOFR Loans or Alternative Currency Term Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent and the Custodian (with a copy to the Collateral Administrator), which may be given in writing, including via email. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (a) one Business Day prior to the requested date of any Borrowing of, conversion to or continuation of any Term SOFR Loans, (b) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of any Alternative Currency Loans and (c) on the Business Day of any Borrowing of, conversion to or continuation of any Base Rate Loan. Each written notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of, in the case of Dollar-denominated Loans $500,000 or a whole multiple of $100,000 in excess thereof (or, in each case, Dollar Equivalent thereof) or, in the amount of the unused portion of the Commitments. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in each case, Dollar Equivalent thereof) or in the amount of the unused portion of the Commitments. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or continued or to which existing Committed Loans are to be converted, (v) the requested Eligible Currency in which such Loan is to be made and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Term SOFR Loans; provided that, notwithstanding anything to the contrary herein, the Borrower may make such specifications of the Type or Types of Committed Loans in the form of standing instructions.
(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than (i) in the case of a Term SOFR Loan or Alternative Currency Loan, 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice and (ii) in the case of a Base Rate Loan, 5:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)Except as otherwise provided herein, a Term SOFR Loan or an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of a Default, no Loans may be requested as, or converted to Term SOFR Loans or Alternative Currency Daily Rate Loans or converted to or continued as Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, without the consent of the Required Lenders.
(d)The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall provide prompt written notice to the Company and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change
(e)With respect to SOFR, Term SOFR or any Alternative Currency Daily Rate, the Administrative Agent will have the right to make Conforming Changes and Alternative Currency Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes and Alternative Currency Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes and Alternative Currency Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(f)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
1.03Prepayments
(a)The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans or Alternative Currency Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in each case, Dollar Equivalent thereof); and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in each case, Dollar Equivalent thereof) or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall be irrevocable (subject to the final sentence of this Section 2.03(a)) and specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.12, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything herein to the contrary, the Borrower may rescind any such notice not later than 1:00 p.m. on the Business Day before such prepayment was scheduled to take place if such prepayment would have resulted from a refinancing of the Loans, which refinancing will not be consummated or will otherwise be delayed.
(b)    If the Administrative Agent notifies the Borrower at any time that:
(i)a Borrowing Base Deficiency exists at such time, then the Borrower shall (i) give notice to the Administrative Agent and Lenders of its intent to cure any Borrowing Base Deficiency by 3:00 p.m. on the Business Day following the date on which the Administrative Agent sent notice to the Borrower that a Borrowing Base Deficiency arose (unless Borrower has actually cured such Borrowing Base Deficiency by such time), (ii) if the Borrower intends to cure such Borrowing Base Deficiency with a cash capital contribution from Borrower Parent, provide evidence to the Administrative Agent, which is reasonably satisfactory to the

Administrative Agent, that the Borrower Parent shall have taken necessary steps to contribute such cash capital to the Borrower in order to cure such Borrowing Base Deficiency by 3:00 p.m. on the Business Day following the date on which the Administrative Agent sent notice to the Borrower that a Borrowing Base Deficiency arose (unless Borrower has actually cured such Borrowing Base Deficiency by such time) and (iii) cure any Borrowing Base Deficiency (I) if being cured by a cash capital contribution from Borrower Parent, by 3:00 p.m. on the fifth Business Day following the date on which the Administrative Agent sent notice to the Borrower that a Borrowing Base Deficiency arose by repaying outstanding Loans or transferring Cash to the Collateral Account or the Unfunded Exposure Account, as applicable, so that the Borrowing Base Deficiency will thereupon be cured or (II) if not being cured by a cash capital contribution, by 3:00 p.m. on the third Business Day following the date on which a Borrowing Base Deficiency arose by either (A) repaying outstanding Loans or transferring additional Eligible Collateral Assets, Cash or Cash Equivalents to the Collateral Account or the Unfunded Exposure Account, as applicable, so that the Borrowing Base Deficiency will thereupon be cured or (B) delivering to the Administrative Agent a written report showing a projected cure of any Borrowing Base Deficiency based on actions described in clause (A), if any, and pending purchases and sales of Collateral Assets (calculated on a trade-date basis), which report shall (1) be reasonably satisfactory to the Administrative Agent, (2) give effect to all committed purchases of Collateral Assets and other financial assets by the Borrower and account in a manner satisfactory to the Administrative Agent for any change in the market value of any such Collateral Asset and (3) give effect to sales of Collateral Assets only if such sales are to Approved Dealers and Borrower reasonably expects such sales to be settled within 30 days of the Borrower’s commitment to such sale; provided, however, Borrower shall not have the right to cure any such Borrowing Base Deficiency where Borrower or Manager has knowingly and willfully caused such Borrowing Base Deficiency to occur; or
(ii)a Currency Asset Amount Shortfall exists, the Borrower shall convert Loans in such Eligible Currency to Dollars (or, if after giving effect to such conversion no Borrowing Base Deficiency would exist and the Loans in any other Eligible Currency would not exceed the applicable Currency Asset Amount, such other Eligible Currency as directed by the Manager) in an amount necessary to cause the Outstanding Amount of the Loans in such Eligible Currency to be less than or equal to the applicable Currency Asset Amount by notice to the Administrative Agent, the Lenders and the Collateral Administrator by 3:00 p.m. on the Business Day following the delivery of notice via electronic mail or facsimile to the Borrower of such excess (unless Borrower has actually eliminated such excess by such time), which conversion shall be deemed to be a repayment of the Loans in such Eligible Currency and a Loan in Dollars (or such other Eligible Currency) notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 4.02); provided that, (x) if Loans cannot be converted in accordance with this Section 2.03(b)(ii) such that no Currency Asset Amount Shortfall exists after giving effect thereto, Loans shall be converted such that a Currency Asset Amount Shortfall exists only with respect to Loans denominated in Dollars and (y) if the Borrower fails to provide such notice prior to the deadline specified herein, the Administrative Agent may convert Loans in such Eligible Currency in accordance with this Section 2.03(b)(ii); or
(iii)a breach of the Interest Coverage Test exists at such time, then the Borrower shall (i) give notice to the Administrative Agent and Lenders of its intent to cure any such breach by 3:00 p.m. on the Business Day following the date on which the Administrative Agent sent notice to the Borrower that such breach arose (unless Borrower has actually cured such breach by such time), (ii) if the Borrower intends to cure such breach by means of a cash capital contribution from Borrower Parent, provide evidence to the Administrative Agent, which is reasonably satisfactory to the Administrative Agent, that the Borrower Parent intends to make such contribution in order to cure such breach by 3:00 p.m. on the Business Day following the date on which the Administrative Agent sent notice to the Borrower that a breach of the Interest

Coverage Test has occurred (unless Borrower has actually cured such breach by such time), (iii) if the Borrower intends to cure such breach by designating Principal Proceeds as Interest Proceeds, provide evidence to the Administrative Agent that the Principal Proceeds Test is satisfied and will be satisfied on a pro forma basis by 3:00 p.m. on the Business Day following the date on which the Administrative Agent sent notice to the Borrower regarding such breach and (iv) in each case, cure any such breach by 3:00 p.m. on the fifth Business Day following the date on which the Administrative Agent sent notice to the Borrower that such breach arose by transferring Cash to the Collateral Account which shall immediately be applied to pay interest on the Loans and/or fees payable to the Lenders or Administrative Agent that otherwise could not be paid with Cash available in the Collection Account prior to such transfer, to cure such breach (it being understood that, for purposes of this Section, such Cash shall be deemed to be Interest Proceeds for purposes of determining the Interest Coverage Ratio).
(c)    Any prepayment of any Loan shall be accompanied by all accrued and unpaid interest, amounts owing under Section 2.06 in respect of the amount prepaid and in the case of any Term SOFR Loan or Alternative Currency Loan any additional amounts required pursuant to Section 3.05.
1.04Termination or Reduction of Commitments.
The Company may, at its discretion on any date, upon written notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of at least $500,000 (or the Dollar Equivalent thereof) or, if less, the entire Aggregate Commitments and (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (excluding Excluded Amounts) and (B) zero) would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Notwithstanding anything herein to the contrary, the Borrower may rescind any such notice not later than 1:00 p.m. on the Business Day before such termination was scheduled to take place if such termination would have resulted from a refinancing of the Commitments, which refinancing will not be consummated or will otherwise be delayed.
1.05Repayment of Loans.
The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to the Borrower outstanding on such date and shall repay Loans as provided in Section 2.02.
1.06Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof on each day from the applicable Borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate, (ii) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof on each day from the applicable Borrowing date at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the

Applicable Rate, (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof on each day from the applicable Borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate and (iv) each Base Rate Loan shall bear interest on the Outstanding Amount thereof on each day from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)(i)    If any amount of principal of any Loan is not paid when due (without giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the written request of the Required Lenders, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and shall continue to bear interest at such rate until but excluding the date on which such Event of Default is cured or waived.
(ii)Upon the written request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon written demand.
(c)Interest on each Loan shall accrue on a daily basis and shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

1.07Fees.
(a)    Commitment Fee. Subject to Section 2.10(a)(iii), the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to (i) the sum of (A)(1) the actual daily First Unused Amount times (2) the applicable Commitment Fee Rate and (B)(1) the actual daily Second Unused Amount times (2) the applicable Commitment Fee Rate, divided by (ii) 360. The commitment fee shall accrue from and including the Closing Date to but excluding the last day of the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the three-month anniversary of the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(b)Make-whole Fee. Subject to Section 2.10(a)(iii), if the Aggregate Commitments are terminated in whole or in part pursuant to Section 2.02 prior to the Maturity Date, then Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a fee equal to the present value in Dollars of all future amounts that would have been payable in respect of the Aggregate Commitments (or terminated portion thereof) during the period from the termination date through the first anniversary of the Amendment Date assuming that the Outstanding Amount is equal to the Aggregate Commitments (or terminated portion thereof), the Applicable Rate is equal to 1.00% and Term SOFR is zero; provided that no Make-Whole Fee shall be due and payable in the event of a termination in connection with the occurrence of any of the following: (A) a Permitted Refinancing Transaction or (B) the Administrative Agent or any Lender has sought reimbursement or indemnity under Section 3.01, Section 3.04, Section 3.05, and Section 10.04(b).
(c)Other Fees.
(i)The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
1.08Computation of Interest and Fees.
All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) and for Loans denominated in Alternative Currencies shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest, including those with respect to Term SOFR Loans, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
1.09Evidence of Debt.
The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in accordance with its usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the written request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
1.10Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower to the Lenders and the Administrative Agent shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff (except as provided in Section 3.01). The Borrower shall have the right to use amounts standing to the credit of the Collateral Account to make any such required payments. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the applicable Eligible Currency and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next following Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that this sentence shall not apply to payments made on the Maturity Date without giving effect to the proviso in the definition of such term.
(b)Funding by Lenders; Presumption by Administrative Agent. (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender (that is not Bank of America or an Affiliate thereof) has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on written demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.
With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
1.11Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than an assignment to the Company (as to which the provisions of this Section shall apply).
The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
1.12Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or is continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting

Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) or 2.05(b) for any period during which that Lender is a Defaulting Lender and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.
(b)Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto in writing, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
1.13Discretionary Sales.
The Borrower shall have the right to sell all or a portion (including, for the avoidance of doubt, pursuant to participation agreements or other agreements to effectuate assignments following an initial transfer of a participation interest or other portion of a Collateral Asset) of the Collateral Assets (each, a “Discretionary Sale”), subject to the following terms and conditions:
(a) Immediately after giving effect to such Discretionary Sale:
(i)no Borrowing Base Deficiency or Currency Asset Amount Shortfall exists or would occur as a result of such Discretionary Sale; provided that the Company may sell Collateral Assets as necessary to facilitate a cure of a Borrowing Base Deficiency (and any Default arising therefrom) in accordance with Section 2.03(b);
(ii)no Default or Event of Default shall have occurred and be continuing;
(iii)The Company will not have sold Collateral Assets in Discretionary Sales (other than any such sales pursuant to the proviso in Section 5.19(b)) with an aggregate Principal Balance in excess of 20% (or 10% in the case of any Discretionary Sale of any Defaulted Obligation to the Borrower Parent or any Affiliate thereof) of the Net Purchased Loan Balance without the prior consent of the Administrative Agent;
(iv)unless the Discretionary Sale is necessary to cure a Borrowing Base Deficiency in accordance with Section 2.03(b), the sale price of each Collateral Asset subject to such Discretionary Sale shall not be less than the Assigned Value Percentage of such Collateral Asset without the prior consent of the Administrative Agent;

(v)on or prior to the date of any Discretionary Sale, the Manager, on behalf of the Company, shall give the Administrative Agent (with a copy to the Collateral Administrator) written notice of such Discretionary Sale;
(vi)such Discretionary Sale shall reflect arm’s length market terms and be in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type); and
(vii)on the date of such Discretionary Sale, all proceeds from such Discretionary Sale (x) will be deposited directly into the Collection Account and (y) with respect to any sold Collateral Asset, will be in the same Eligible Currency as such Collateral Asset.
(b)In connection with any Discretionary Sale, following deposit of all proceeds from such Discretionary Sale into the Collection Account, the Administrative Agent shall be deemed to release and transfer to the Company all of the right, title and interest of the Administrative Agent for the benefit of the Secured Parties in, to and under such Collateral Asset(s) and related Collateral subject to such Discretionary Sale and such portion of the Collateral so transferred shall be released from the Lien of the Security Agreement.
1.14Permitted Refinancing Transactions.
(a) On any Business Day, the Borrower shall have the right to prepay all or a portion of the Loans then outstanding and require the Administrative Agent to release its security interest and Lien on the related Collateral Assets and underlying assets securing such Collateral Assets in connection with a Permitted Refinancing Transaction, subject to the following terms and conditions:
(i)the Borrower shall have given the Administrative Agent (with a copy to the Collateral Administrator) at least three Business Days’ prior written notice of its intent to effect a Permitted Refinancing Transaction and shall provide the Administrative Agent with all information reasonably required by it to release the related Lien;
(ii)the Manager shall deliver to the Administrative Agent an updated Borrowing Base Certificate, together with evidence to the reasonable satisfaction of the Administrative Agent that the Borrower shall have sufficient funds on the related Permitted Refinancing Transaction Date to effect such Permitted Refinancing Transaction in accordance with this Agreement, which funds may come from the proceeds of sales of the Collateral Assets and related Collateral in connection with such Permitted Refinancing Transaction;
(iii)on the related Permitted Refinancing Transaction Date, the Borrower shall provide a certificate to the Administrative Agent representing that, on a pro forma basis after giving effect to such Permitted Refinancing Transaction, (x) no Default or Event of Default shall have occurred and be continuing and (y) no Borrowing Base Deficiency exists; and
(iv)on the date of such Permitted Refinancing Transaction, all proceeds payable to the Borrower from such Permitted Refinancing Transaction (net of reasonable expenses incurred in connection with such Permitted Refinancing Transaction) will be deposited directly into the Collateral Account.
(b)In connection with any Permitted Refinancing Transaction, following deposit of the net proceeds from such Permitted Refinancing Transaction into the Collateral Account, the Administrative Agent shall be deemed to release and transfer to the Borrower without recourse, representation or warranty all of the right, title and interest of the Administrative Agent for the benefit of the Secured Parties in, to and under such Collateral Asset(s) and underlying asset(s) securing such Collateral Asset(s) subject to such Permitted Refinancing Transaction and such portion of the Collateral subject to such Permitted Refinancing Transaction shall be released from the Lien of the Security Agreement.
(c) The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees, charges and disbursements and out of pocket expenses of counsel for each of the Administrative Agent and the Collateral Administrator in connection with any Permitted Refinancing Transaction (including, but not limited to, reasonable and documented out-of-pocket expenses incurred in connection with the release of the Lien of the Administrative Agent, on behalf of the Secured Parties, in the Collateral in connection with such Permitted Refinancing Transaction).
(d)In connection with any Permitted Refinancing Transaction, the Administrative Agent shall, at the sole expense of the Borrower, execute such instruments of release with respect to the portion of the Collateral subject to such Permitted Refinancing Transaction to the Borrower, in recordable form if necessary, as the Borrower may reasonably request.
Article III.
TAXES, YIELD PROTECTION AND ILLEGALITY
1.01Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Taxes from any payment under any Loan Document, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law and if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.
(b)Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications.
(i)The Company shall indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any source against any amount due to the Administrative Agent under this clause (ii).
(d)Evidence of Payments. As soon as practicable after any payment of Taxes by the Company or by the Administrative Agent to a Governmental Authority pursuant to this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders; Tax Documentation. Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (B) or (D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(i)Without limiting the generality of the foregoing,
(A)any Recipient that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (which for all purposes of this Agreement shall include an IRS Form W-8BEN-E where applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)        executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(iii)Borrower shall deliver to the Administrative Agent on or prior to the Closing Date an executed copy of IRS Form W-9 of Borrower and so long as Borrower is an entity that is treated as disregarded from Borrower Parent, Borrower Parent. If such form becomes obsolete or inaccurate in any respect, Borrower shall update such form or promptly notify the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.01, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Recipient, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Company pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
1.02Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
1.03Inability to Determine Rates
     (a) If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) as applicable (x) no Successor Rate for the Relevant Rate for the applicable Eligible Currency has been determined in accordance with Section 3.03(b) and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable) or (y) no SOFR Successor Rate has been determined in accordance with Section 3.03(c), and the circumstances under Section 3.03(c) or the Term SOFR Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Eligible Currency for any determination date(s) or Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Eligible Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term

SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii)(A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.
(b)    Replacement of Relevant Rate or Successor Rate for Alternative Currency Loans. With respect to Alternative Currency Loans, notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining the Relevant Rate for such Eligible Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for such Eligible Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Eligible Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Eligible Currency (the latest date on which all tenors of the Relevant Rate for such Eligible Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or
(iii)syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for such Eligible Currency; or if the events or circumstances of the type described in Section 3.03(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant

Rate for such Eligible Currency or any then current Successor Rate for such Eligible Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Eligible Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Eligible Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(c)    Replacement of Term SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”); then, on a date and time determined by the Administrative Agent in consultation with the Manager (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “SOFR Successor Rate).
If the SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(c)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower in consultation with the Manager may amend this Agreement solely for the purpose of replacing Term SOFR or any then current SOFR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any SOFR Successor Rate.
Any SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any SOFR Successor Rate as so determined would otherwise be less than zero, the SOFR Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a SOFR Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 3.03(c), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.
1.04Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any interbank market any other condition, cost or expense affecting this Agreement, Alternative Currency Loans or Term SOFR Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon the written request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered; provided that such amount or amounts shall be no greater than that which such Lender is generally claiming from its other borrowers similarly situated to the Borrower, as reasonably evidenced to the Borrower at the time such amount is requested. Notwithstanding anything to the contrary in this Section 3.04, the Borrower shall not be required to compensate any Lender pursuant to this Section 3.04 for any amounts incurred more than 120-days prior to the date that such Lender notifies the Borrower of such affected Person’s intention to claim compensation therefor; except that if the event giving rise to such request for compensation is retroactive, then such 120-day period will be extended to include the period of the retroactive effect thereof.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon written request, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, including a summary of the calculation thereof, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 3.01 and this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof); provided further that such Lender at that time has a general policy of demanding the same type of compensation from similarly situated counterparties.
1.05Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred (including, for the avoidance of doubt, break funding costs) by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower unless such written notice is rescinded in accordance with the terms hereof;
(c)any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)any assignment of a Term SOFR Loan or an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable Eligible Currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.
1.06Mitigation Obligations; Replacement of Lenders
(a)Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a written notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Lender gives a written notice pursuant to Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.
1.07Survival.
All obligations of the Company under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
Article IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
1.01Conditions of Initial Credit Extension.
The obligation of each Lender to make its initial Credit Extension under the Original Agreement was subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated the Closing Date (or, in the case of certificates of governmental officials, a reasonably recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)executed counterparts of this Agreement, the Security Agreement, the Collateral Administration Agreement, the Sale Agreement and the Investment Management Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii)Notes executed by the Borrower in favor of each Lender requesting Notes;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Company as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Company is a party;
(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that the Company is duly organized, and that the Borrower is validly existing, in good standing and qualified to engage in business in Delaware;
(v)a favorable opinion of Dechert LLP, counsel to the Company, addressed to the Administrative Agent and each Lender, as to the matters concerning the Borrower, the Borrower Parent and the Loan Documents as the Required Lenders may reasonably request, including as to the treatment as a “true sale” for purposes of the Bankruptcy Code of the purchases of the Collateral Assets from time to time by the Borrower from Borrower Parent under the Sale Agreement and to the effect that the Borrower would not be substantively consolidated with Borrower Parent in the event of a proceeding under the Bankruptcy Code;
(vi)a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(vii)a certificate of a Responsible Officer of the Company either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Company and the validity against the Company of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(viii)evidence satisfactory to the Administrative Agent in its sole discretion that the Net Asset Value of Borrower is at least equal to $10,000,000;
(ix)evidence satisfactory to the Administrative Agent in its sole discretion that since the date of the most recent Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and
(x)such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.
(b)Any fees required to be paid on or before the Closing Date that have been invoiced shall have been paid.
(c)Unless waived by the Administrative Agent, the Company shall have paid all reasonable and documented fees, charges and disbursements of outside counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent); provided, however, that such fees, charges and disbursements shall only be due and payable to the extent provided pursuant to Section 10.04.
(d)The representations and warranties of (i) the Borrower contained in Article V and (ii) the Borrower and Borrower Parent contained in each other Loan Document, or which are contained in any document (including the Beneficial Ownership Certification) furnished at any time under or in connection herewith or therewith, shall be true and correct (in all material respects, or as so qualified, as applicable) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date.
(e)No Default shall exist, or would result from such Credit Extension or from the application of the proceeds thereof.
(f)The Administrative Agent and the Lenders shall have a valid and perfected first-priority lien and security interest in the Collateral, all filings (including all UCC financing statements and similar filings contemplated by the Sale Agreement, including all back-up filings in relation to Collateral Assets sold thereunder), recordations and searches necessary or desirable in connection with the Collateral shall have been duly made, and all filing and recording fees and taxes shall have been duly paid, including in each case under, and as required by, all applicable laws.
(g)All governmental and third party approvals reasonably necessary or, in the discretion of the Lender, advisable in connection with the Credit Extension shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Lender making the Credit Extension.
(h)The initial Lender shall have received and reviewed all financial statements required to be delivered under Section 6.01 and, in each case, such financial statements shall be satisfactory to the initial Lender in its sole discretion.
(i)Upon the reasonable written request of any Lender, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
(j)If the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Company shall deliver, to each Lender that so requests in writing, a Beneficial Ownership Certification in relation to such Company.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
1.02Conditions to all Credit Extensions.
The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower contained in (i) Article V and (ii)  each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct (in all material respects, or as so qualified, as applicable) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.
(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)The Administrative Agent and Collateral Administrator shall have received a Request for Credit Extension in accordance with the requirements hereof, which shall include a Borrower Certification.
(d)No Borrowing Base Deficiency or Currency Asset Amount Shortfall shall exist on the date of such Credit Extension or would arise after giving effect to the relevant Credit Extension.
(e)In connection with the acquisition of any Approval Asset, the Borrower shall have received a copy of an Approval Notice with respect to such Collateral Asset.
(f)For the avoidance of doubt, after giving effect to the proposed Credit Extension, the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (excluding Excluded Amounts) and (B) zero) would not exceed the Aggregate Commitments.
(g)The Borrower and Borrower Parent have complied with all Special Purpose Entity Requirements.
Each Request for Credit Extension submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
1.03Conditions to Effectiveness of First Restatement.
The effectiveness of the First Restatement was subject to the following conditions precedent:
(a)the Administrative Agent’s receipt of executed counterparts of this Agreement and the Fee Letter;
(b)certificates of resolutions or other action evidencing the authorization of the Company to enter into this Agreement and the Fee Letter and such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Company as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the Fee Letter;
(c)such documents and certifications as the Administrative Agent may reasonably require to evidence that the Company is duly organized, and that the Borrower is validly existing, in good standing and qualified to engage in business in Delaware;

(d)a favorable opinion of Dechert LLP, counsel to the Company, addressed to the Administrative Agent and each Lender, as to the matters concerning the Borrower, the Borrower Parent and the Loan Documents as the Required Lenders may reasonably request, including as to certain corporate matters;
(e)a certificate signed by a Responsible Officer of the Company certifying that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(f)a certificate of a Responsible Officer of the Company either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Company and the validity against the Company of this Agreement and the Fee Letter, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required or the failure to obtain any such licenses would not reasonably be expected to have a Material Adverse Effect;
(g)any fees required to be paid by the Company on or before the Amendment Date that have been invoiced shall have been paid and the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the date hereof, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent);
(h)all documentation and other information that the Administrative Agent requests to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations;
(i)the representations and warranties of (i) the Borrower contained in Article V and (ii) the Borrower and Borrower Parent contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct (in all material respects, or as so qualified, as applicable) on and as of the Amendment Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01; and
(j)no Default or Event of Default has occurred or is continuing.
1.04Conditions to Effectiveness of Second Restatement.
The amendment and restatement of the Existing Agreement as of the Second Restatement Date shall be effective upon the satisfaction or waiver of the following conditions precedent:
(a)the Administrative Agent’s receipt of executed counterparts of this Agreement;
(b)the representations and warranties of (i) the Borrower contained in Article V and (ii) the Borrower and Borrower Parent contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct (in all material respects, or as so qualified, as applicable) on and as of the Second Restatement Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01; and
(c)no Default or Event of Default has occurred or is continuing.
Article V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
1.01Existence, Qualification and Power.
The Company (a) is duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business in which it is currently engaged and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
1.02Authorization; No Contravention.
The execution, delivery and performance by the Company of each Loan Document to which the Company is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of the Company’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any Contractual Obligation to which the Company is a party or affecting the Company or the properties of the Company or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or its property is subject; or (c) violate in any material respect any Law.
1.03Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document, except for those that have been obtained or in connection with the Liens granted under the Loan Documents.
1.04Binding Effect.
This Agreement has been, and each other Loan Document to which the Company is a party, when delivered hereunder, will have been, duly executed and delivered by the Company. This Agreement constitutes, and each other Loan Document to which the Company is a party when so delivered, and when executed and delivered by the other parties thereto, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at Law.
1.05Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower Parent as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower Parent as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)The unaudited consolidated balance sheet of Borrower Parent dated as of the most recent fiscal quarter of Borrower Parent, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Borrower Parent as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)Since the date of the most recently delivered Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
1.06Litigation.
There are no material actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or against any of its properties or revenues.
1.07No Default.
The Company has no Contractual Obligations other than (A) pursuant to (i) the Loan Documents, (ii) the Investment Management Agreement, (iii) the Sale Agreement, and (iv) the ownership, purchase or sale of Collateral Assets and other financial assets as permitted under the Loan Documents, or, in each case, Contractual Obligations that are incidental thereto, (v) agreements of service providers to it entered into in the ordinary course of business and (B) as indicated in Schedule 5.07 (as such Schedule may be updated from time to time by written agreement of the Company and the Administrative Agent). The Company is not in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
1.08Liens and Indebtedness.
The property of the Company is subject to no Liens other than Permitted Liens. The Company has no Indebtedness other than Indebtedness created or permitted under the Loan Documents including expenses payable in the ordinary course of business, obligations under its Organization Documents or pursuant to customary indemnification, expense reimbursement and similar provisions under the Collateral Asset Documents related to the Collateral Assets. The

Company is not a party to any outstanding agreement or contract other than the Loan Documents and the documents related thereto or contemplated thereby, and the Contractual Obligations described in Section 5.07, and the Company has no actual or contingent liabilities in respect of any agreements or contracts to which the Company has previously been a party but which are no longer outstanding as of the date of this Agreement.
1.09Taxes.
(a)Each of the Company and Borrower Parent has filed all Federal and state income and other material tax returns and reports required to be filed by it, and has paid or caused to be paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable by it, except those which are being contested in good faith by appropriate proceedings diligently conducted. There is no material tax assessment proposed in writing against either the Company or Borrower Parent.
(b)For U.S. federal income tax purposes, (i) Borrower is a disregarded entity and Borrower Parent is its sole owner and (ii) Borrower Parent is a U.S. Person.
1.10ERISA Matters.
The Company is not and will not be using Plan Assets of one or more Benefit Plans in connection with the Loans or the Commitments.
1.11Equity Interests.
All Equity Interests of the Company are duly and validly issued. There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. All Equity Interests of the Company are owned by Borrower Parent.
1.12Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Company or any Person Controlling the Company is or is required to be registered as an “investment company” under the Investment Company Act.
1.13Disclosure.
All information heretofore or hereafter furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender in connection with the Loan Documents or any transaction contemplated hereby or thereby is and will be (when taken as a whole and in each case, as modified or supplemented by other information so furnished) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading; provided that solely with respect to information furnished by the Company which was provided to the Company from an obligor with respect to a Collateral Asset, such information shall only need to be true, complete and correct to the actual knowledge of the Company; provided further that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation.
1.14Compliance with Laws.
(a)The Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.
1.15Taxpayer Identification Number; Other Identifying Information.
The true and correct U.S. taxpayer identification number of the Borrower and that of the Borrower Parent are set forth on Schedule 5.15. The Borrower’s exact legal name at the date of this Agreement and any prior legal names, and the Borrower’s, jurisdiction of organization, organizational identification number, registered office, and the place of business of Borrower Parent, or if Borrower Parent has more than one place of business, Borrower Parent’s chief executive office, in each case at the date of this Agreement and for the four months immediately preceding the date of this Agreement are, in each case, as set forth in are set forth on Schedule 5.15.
1.16OFAC.
Neither the Borrower nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof is an individual or entity that is, or is owned or controlled by an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.
1.17Anti-Corruption Laws.
The Borrower has conducted its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar applicable anti-corruption legislation in other jurisdictions.
1.18Beneficial Ownership Certification.
As of the Amendment Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
1.19Transaction Certifications.
As of each date that Borrower acquires, sells, transfers, releases or otherwise disposes of any Asset, or commits to do any of the foregoing, (a “Transaction”), the Borrower hereby represents, warrants and agrees as follows:
(a)in the case of any Transaction that is an acquisition or sale, transfer or other disposition, after giving effect to such Transaction (A) no Borrowing Base Deficiency would exist, and (B) no Default under the Credit Agreement would occur or be continuing;
(b)    in the case of any acquisition of an Asset, (A) such Asset if a Collateral Asset satisfies the Eligibility Criteria and the Portfolio Criteria and qualifies for treatment as an

Eligible Collateral Asset, (B) Borrower has Delivered, or will promptly Deliver, such Asset or cause such Asset to be Delivered and (C) the Borrower has received all consents and approvals required by the terms of such Asset for (1) the Delivery to the Collateral Administrator of the Borrower’s interest and rights in such Asset, (2) the pledge of such Asset to the Administrative Agent (except to the extent that such Asset is not “Collateral” as defined under the Security Agreement) and (3) subject to the terms of the applicable Collateral Asset Documents, any exercise of the Administrative Agent’s rights and remedies as a secured party under the Loan Documents (including under the Security Agreement); provided that, so long as Borrower has not knowingly and willfully acquired a Collateral Asset in violation of the foregoing representations, a failure of the foregoing representations to be true and correct in connection with the acquisition of a Collateral Asset shall not constitute an Event of Default hereunder (except to the extent of any Borrower Base Deficiency pursuant to Section 8.01(b)) if the Borrower causes any such Collateral Asset to be sold within ten Business Days of the earlier of its actual knowledge or notice that such Collateral Asset fails to comply with the foregoing;
(c)    in the case of any sale, transfer or disposition of any Asset to any Affiliate of the Borrower (other than a distribution to Borrower Parent to the extent permitted hereunder), the sale price (or other compensation received or paid) for such Asset is not less than the fair market value of such Asset on the date of such Transaction and the requirements with respect to such Transactions under the Loan Documents have been satisfied; and
(d)    in the case of any Transaction using the proceeds of any Loan, such proceeds are being used solely for Permitted Uses.
Article VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder (other than contingent reimbursement and indemnification obligations) shall remain unpaid or unsatisfied the Company shall:
1.01Financial Statements.
Deliver (including by causing the Borrower Parent to deliver) to the Administrative Agent for further distribution to each Lender (in the case of subclauses (a) and (b), in the form typically used by the Borrower Parent and its affiliates for presentation of such information for their advised funds):
(a)within 120 days after the end of each fiscal year of the Borrower Parent, a copy of the audited consolidated balance sheet of the Borrower Parent and its consolidated subsidiaries as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, that the financial statements required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the SEC, in the Borrower Parent's annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;
(b)within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the

Borrower Parent and its consolidated subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated statements of income of the Borrower Parent and its consolidated subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Borrower Parent and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and prepared in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the SEC, in Parent's quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;
(c)as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower, performance returns and the Net Asset Value and, if reasonably requested by the Administrative Agent, supporting calculations thereof, in each case, of the Borrower, as at the last day of such accounting period; and
(d)promptly following any written request therefor, subject to the Administrative Agent’s agreeing to any contractual restrictions or internal policies consistently applied applicable to such information, such other information that is in its possession or may be obtained without undue burden or expense, regarding the operations, business affairs and financial condition of the Company, Borrower Parent, or compliance with the terms of this Agreement and the other Loan Documents (including, without limitation, whether a Change in Investment Adviser or Change in Control with respect to the Investment Adviser has occurred), as the Administrative Agent or any Lender may reasonably request in writing.
1.02Certificates; Other Information.
Deliver or cause Borrower Parent to deliver to the Administrative Agent for further distribution to each Lender:
(a)promptly after any reasonable written request by the Administrative Agent or any Lender, subject to the Administrative Agent’s agreeing to any contractual restrictions or internal policies consistently applied applicable to such information, copies of any detailed audit reports, management letters or recommendations submitted to the management board of directors or investment manager of Borrower Parent by independent accountants in connection with the accounts or books of Borrower Parent, or any audit of any of them and that is in its possession or may be obtained without undue burden or expense;
(b)concurrently with the delivery of any of the financial statements or monthly report referred to in Section 6.01, a duly completed Compliance Certificate of each of Borrower Parent and Borrower signed by a Responsible Officer of Borrower Parent or Borrower, as applicable (which delivery may, unless the Administrative Agent, or a Lender requests in writing executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(c)promptly after each ICR Determination Date, and in any event within 10 Business Days after each ICR Determination Date, a duly completed Borrower Parent Compliance Certificate signed by a Responsible Officer of the Borrower Parent (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (i) detailing the calculation of the Interest Coverage Ratio for the previous ICR Determination Period and (ii) certifying in connection therewith the satisfaction of the Interest Coverage Test as of the relevant ICR Determination Date; and
(d)promptly, such additional information regarding the business, financial or corporate affairs of the Company, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Sections 6.01(a) and 6.02  may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) Borrower Parent posts such documents, or provides a link thereto on the website listed on Schedule 10.02, (ii)  such documents are posted on Borrower Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii)  the Company provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that: (x) the Company shall deliver paper copies of such documents to the Administrative Agent upon its written request to the Company to deliver such paper copies and (y) the Company shall notify the Administrative Agent (by facsimile or electronic mail) of the posting pursuant to clause (i) and (ii) above of any such documents, and the Administrative Agent hereby agrees that it shall use commercially reasonable efforts to post such documents received pursuant to clause (iii) above on the Company’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and notify the Lenders of such posting. The Administrative Agent shall have no obligation to request the delivery or to maintain any copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) it shall use reasonable efforts to ensure that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; provided that, subject to internal policies consistently applied it may identify certain information as containing (or potentially containing) material non-public information; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials (or the portion as to which no designation has been made that such materials contain material non-public information) as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

1.03Notices.
Promptly, and in any event within three Business Days, notify the Administrative Agent upon obtaining actual knowledge thereof:
(a)of the occurrence of any Default;
(b)of the occurrence of any Collateral Asset Trigger Event;
(c)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or Regulatory Event, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or Borrower Parent; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or Borrower Parent and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or Borrower Parent; and
(d)of any material change in accounting policies or financial reporting practices by the Company or Borrower Parent.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
1.04Payment of Obligations.
Except where being contested in good faith by appropriate proceedings, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company; (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and (d) to the extent all conditions to funding in the applicable Collateral Asset Documents have been satisfied, all funding obligations under Delayed Draw Loans and Revolving Loans other than any failure to fund due to the Lender’s failure to provide any Loan.
1.05Preservation of Existence, Etc.
(a) To the maximum extent permitted pursuant to applicable Laws, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
1.06Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
1.07Further Assurances.
At any time or from time to time upon the reasonable written request of the Administrative Agent, Borrower shall execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in writing in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.
1.08Compliance with Laws.
Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.
1.09Books and Records.
(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company.
1.10Inspection Rights.
Permit representatives and independent contractors of the Administrative Agent (who may be accompanied by any requesting Lender) to visit and inspect any of its properties (or to the extent reasonably necessary or appropriate and subject to reasonable restrictions regarding access to information not related to the Company, to examine the foregoing records, the properties of Borrower Parent) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, subject to the Administrative Agent’s agreeing to confidentiality restrictions in relation to items that may not be disclosed pursuant to contractual restrictions and internal policies consistently applied, and to discuss its affairs, finances and accounts with its directors, officers, independent public accountants, Investment Adviser and Responsible Officers having knowledge of such matters, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that when an Event of Default exists the Administrative Agent (accompanied by any requesting Lender) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice; provided, further, that so long as no Event of Default has occurred and is continuing, such visits and inspections (i) shall occur upon no less than two Business Days’ prior written notice and (ii) shall not occur more than two times per fiscal year with only one such visit and inspection being at the expense of the Company. The Administrative Agent and the Lenders agree to cause all such representatives and their independent contractors to comply with the provisions of Section 10.07.
1.11Use of Proceeds.
Use the proceeds of the Credit Extensions solely for Permitted Uses.

1.12Approvals and Authorizations.
Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which the Company is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.
1.13Special Purpose Entity Requirements.
Conduct at all times its business and operations (in all material respects, or as so qualified, as applicable) in accordance with the Special Purpose Entity Requirements and the provisions of Section 3, Section 4, Section 5, Section 8(c) and Section 24 of the Limited Liability Company Agreement and maintain at all times 100% ownership of all Equity Interests of the Company by Borrower Parent. The Company shall give reasonable prior notice to the Administrative Agent of any amendment to the Investment Management Agreement, the Limited Liability Company Agreement or the Sale Agreement.
1.14Security Interest.
Maintain a first-priority (subject to Permitted Liens), perfected security interest in the Collateral for the benefit of the Lenders, their successors, transferees and assigns so long as this Agreement is in effect.
1.15ERISA Matters.
Do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time, except as would not reasonably be expected to have a Material Adverse Effect.
1.16Anti-Corruption Laws.
Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar applicable anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
1.17Payment Instructions.
Direct the underlying administrative agent for each Collateral Asset to send all payments of principal and interest and any other proceeds in respect thereof to the applicable Collateral Account.
Article VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than contingent and unasserted reimbursement and indemnification obligations) shall remain unpaid or unsatisfied, the Company shall not, directly or indirectly:
1.01Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

1.02Investments.
Own any Structured Finance Security.
1.03Indebtedness; Bank Accounts.
(a)    Create, incur, assume or suffer to exist any Indebtedness, except Indebtedness created or permitted under the Loan Documents including expenses payable in the ordinary course of business, obligations under its Organization Documents or pursuant to customary indemnification, expense reimbursement and similar provisions under the Collateral Asset Documents related to the Collateral Assets; or (b) open or establish any bank accounts except as contemplated by the Loan Documents.
1.04Fundamental Changes.
Merge, dissolve, liquidate, wind-up, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
1.05Sale of Collateral Assets.
Sell, assign, transfer, convey or otherwise dispose of any Collateral Asset unless, after giving effect to any such sale, assignment transfer, conveyance or disposition and any simultaneous prepayment of any Loan in accordance with Section 2.03, (i) based on the most recent Borrowing Base determination received from the Administrative Agent, no Borrowing Base Deficiency will exist and (ii) no Default would occur or be continuing after giving effect thereto; provided that, for the avoidance of doubt, the Borrower shall at all times be permitted to sell any Collateral Asset (x) to an Approved Dealer in order to cure any Borrowing Base Deficiency in accordance with Section 2.03(b) so long as no Default would otherwise occur or be continuing after giving effect thereto, (y) in connection with a Discretionary Sale pursuant to Section 2.13 and (z) a Permitted Refinancing Transaction pursuant to Section 2.14.
Apply the proceeds of any Disposition of all or any portion of the Collateral except toward (i) a Permitted Use, (ii) the repayment of Loans or the payment of fees or interest on Loans hereunder or (iii) subject to Section 7.06, a Restricted Payment.
1.06Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that the Company may make distributions to Borrower Parent so long as (a) no Default shall have occurred and be continuing or would result therefrom, (b) no Borrowing Base Deficiency has occurred or would result therefrom on a pro forma basis, (c) no Currency Asset Amount Shortfall or breach of the Interest Coverage Test has occurred or would result therefrom on a pro forma basis, (d) (x) in the case of Restricted Payments from the Interest Proceeds Account, the Interest Proceeds Test is satisfied and will be satisfied after giving effect to such distribution on a pro forma basis and (y) in the case of Restricted Payments from the Principal Proceeds Account, the Principal Proceeds Test is satisfied and will be satisfied after giving effect to such distribution on a pro forma basis and (e) Manager, on behalf of the Borrower, delivers a Restricted Payments Certificate immediately prior to such distribution; provided that, notwithstanding the foregoing, (A) the Company may make distributions to Borrower Parent in order to pay Administrative Expenses at any time prior to the earlier of (i) the date on which the Administrative Agent has exercised remedies as provided for in Section 8.02 and (B) even during the occurrence and continuance of a Default, so long as (1) no Specified Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom, (2) the requirements set forth in clause (d) above are satisfied and (3) the Company has provided the Administrative Agent with evidence reasonably satisfactory to it of such obligation, the basis therefore under the definition of Tax Distribution and the amount thereof at least five Business Days prior to the date of the Restricted Payment, the Company may make Restricted Payments to Borrower Parent that are Tax Distributions. For the avoidance of doubt, no Restricted Payments may be made except from the Interest Proceeds Account or the Principal Proceeds Account.
1.07Transactions with Affiliates.
Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, unless transaction is upon terms no less favorable to the Company than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any sale by the Borrower at par shall be deemed to satisfy this provision), and without limitation of the foregoing, (i) the Borrower shall not sell any Collateral Assets to the Borrower Parent or to any Affiliate of the Borrower Parent and (ii) the Borrower shall not purchase any Collateral Assets from Borrower Parent or from any other Affiliates (other than a bankruptcy remote special purpose entity) unless, in the case of clause (i) and (ii), Dechert LLP or another counsel of nationally recognized standing reasonably acceptable to the Required Lenders has delivered an opinion of counsel (which, as to the Borrower Parent, may be delivered on the Amendment Date), addressed to the Administrative Agent and each Lender, as to such matters concerning such sale as the Required Lenders may reasonably request and the Borrower has submitted back-up filings against the seller of such Collateral Assets under the UCC or other appropriate filing offices in each relevant jurisdiction.
1.08Burdensome Agreements.
Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Sale Agreement or the Investment Management Agreement) that (a) limits the ability of the Company to create, incur, assume or suffer to exist Liens on property of the Company or (b) requires the grant of a Lien (other than a Permitted Lien) to secure an obligation of the Company if a Lien (other than a Permitted Lien) is granted to secure another obligation of the Company.
1.09Use of Proceeds.
Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) to purchase securities or other assets in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W of the FRB, including any transaction where the proceeds of any Loan are used for the benefit of, or transferred to, a Person that the Company knows is an Affiliate of a Lender.
1.10Sanctions.
Directly or (to the actual knowledge of the Company) indirectly, use the proceeds of any Credit Extension, or lend or contribute such proceeds to any individual or entity, to fund any activities of or business with any individual, or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any individuals or entity participating in the transaction (whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

1.11Special Purpose Entity Requirements.
Conduct at any time its business or operations in contravention (in all material respects, or as so qualified, as applicable) of the Special Purpose Entity Requirements.
Modify, amend or supplement its Organization Documents in any manner inconsistent with the Special Purpose Entity Requirements or otherwise materially adverse to the Lenders.
Be party to any agreement (other than customary trade-related agreements or Collateral Asset Documents) under which it has any material obligation or liability (direct or contingent) without including customary “non-petition” provisions substantially similar to Section 10.20(b), other than with the consent of the Administrative Agent.
Fail at any time to maintain at least one Special Member (as such term is defined in the Organization Documents).
1.12Investment Management Agreement and Sale Agreement Amendment.
Amend the Investment Management Agreement or Sale Agreement other than an amendment (i) (A) that solely cures any ambiguity, typographical or manifest error, or defect in either agreement and (B) of which the Administrative Agent was provided notice before execution of such amendment or (ii) to which the Administrative Agent has consented in writing (such consent not to be unreasonably withheld or delayed).
1.13ERISA.
(a)Maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of the Company to maintain or contribute to or agree to maintain or contribute to, any Plan, except as could not reasonably be expected to have a Material Adverse Effect.
(b)Hold Plan Assets.
1.14[Reserved].
1.15Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Borrower as of the date hereof.
1.16Anti-Corruption Laws.
Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or other similar anti-corruption legislation in other jurisdictions.
1.17Unfunded Exposure Account.
Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant obligors under any Delayed Drawdown Loan or Revolving Loan. Any such draw request made by an obligor, along with wiring instructions for the applicable obligor, shall be forwarded by the Company or the Manager to the Collateral Administrator (with a copy to the Administrative Agent and each Lender) along with a notice of borrowing, and the Manager shall instruct the Collateral Administrator to fund such draw request in accordance with the notice or borrowing. As of any date of determination, the Manager may cause any amounts on deposit in the Unfunded Exposure Account that exceed (i) prior to the end of the Availability Period, the Aggregate Unfunded Equity Amount and (ii) after the end of the Availability Period, the Aggregate Unfunded Amount, in each case, to be deposited into the Principal Proceeds Account.
Article VIII.
EVENTS OF DEFAULT AND REMEDIES
1.01Events of Default.
The occurrence and continuance of any of the following events shall constitute an Event of Default:
(a)Non-Payment. The Company shall fail to pay, when due and payable, of (x) any principal in respect of the Loans or (y) any other payment required to be made pursuant to this Agreement or any other Loan Document and if such date is not the Maturity Date, such default, solely in the case of this clause (y), has not been cured within three (3) Business Days after written notice thereof by the Administrative Agent; provided, that, solely in the case of clause (y) on a date other than on the Maturity Date resulting solely from an administrative error or omission by the Administrative Agent, the Collateral Administrator or any paying agent, such default continues for a period of five Business Days after the Administrative Agent or the Collateral Administrator receives written notice or a Responsible Officer of such party has actual knowledge of such administrative error or omission; or
(b)Borrowing Base Deficiency.    A Borrowing Base Deficiency exists and the Borrower fails to give written notice of its intent to cure or fails to cure the Borrowing Base Deficiency in accordance with Section 2.03(b) (i); or
(c)Currency Asset Amount Shortfall. A Currency Asset Amount Shortfall shall have occurred and be continuing for two consecutive Business Days; or
(d)Specified Covenants. (i) The Company fails to perform or observe in any material respect any covenant in Sections 6.05(a), 6.11, 6.13, 7.01, 7.03, 7.04, 7.05, 7.06, 7.07 7.09, 7.11 or 7.12 or (ii) the Borrower Parent fails to perform or observe in any material respect any covenant in Sections 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(j), 8.1 or 8.8 of the Sale Agreement or (iii) the Manager fails to perform or observe in any material respect any covenant in Sections 7(d) (to the extent it relates to the Special Purpose Entity Requirements), 7(e) or 26 of the Investment Management Agreement; or
(e)Insolvency Proceedings, Etc. An Insolvency Event shall have occurred and be continuing with respect to the Company or the Borrower Parent; or
(f)Other Defaults.
(1)    The Company fails to perform or observe in a material respect any covenant or agreement contained in Section 6.01, Section 6.02, Section 6.03, Section 7.02, Section 7.08, Section 7.10, Section 7.13, Section 7.15, Section 7.16 or Section 7.17 and such failure is not cured within five Business Days following the earlier of Borrower’s or Manager’s actual knowledge of, or receipt of written notice of, such failure; or
(2)    The Company fails to perform or observe in a material respect any other covenant or agreement (not specified in subsection (a) through (e) or (f)(1) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following written notice; or

(g)Certifications. Any Borrower Certification (including any Restricted Payments Certificate) or Compliance Certificate of the Company or Borrower Parent proves to have been materially inaccurate and such certification is not capable of being cured or has not been cured within the earlier of (x) three Business Days following written notice and (y) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such material inaccuracy; or
(h)Representations and Warranties. Any representation, warranty, certification or statement of fact (other than a Borrower Certification (including any Restricted Payments Certificate)) made or deemed made by or on behalf of the Company or the Borrower Parent herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in a material respect when made or deemed made, and such representation (i) is not capable of cure or (ii) has not been cured within the earlier of (x) 30 days following written notice and (y) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such misrepresentation; or
(i)Security Interest Failure. The Administrative Agent (on behalf of the Secured Parties) fails for any reason to have a perfected first priority (subject to any Permitted Liens) security interest in any Collateral in accordance with the terms of the Security Agreement (provided that it will not be an Event of Default if such failure is a result of any action or inaction by (i) the Collateral Administrator and such failure is remedied within three (3) Business Days after written notice or (ii) the Administrative Agent); or
(j)Credit Triggers. Any Credit Trigger shall occur; or
(k)Interest Coverage Test. The Interest Coverage Test is not satisfied on any ICR Determination Date and such failure continues for three Business Days without the Borrower curing such Interest Coverage Test breach in accordance with Section 2.03(b) (iii); or
(l)Invalidity of Loan Documents. Any material obligation of the Company or its Affiliates under any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent and unasserted reimbursement and indemnification obligations), ceases to be in full force and effect; or the Company, the Borrower Parent or any Affiliate of the foregoing contests in any manner the validity or enforceability of any material provision of any Loan Document; or the Company denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document.
1.02Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall at the request of the Required Lenders (or may with the consent of the Required Lenders) take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; or
(c)deliver a written notice of exclusive control in relation to the Collateral Account and the Unfunded Exposure Account and give instructions to the Collateral Administrator in relation thereto under the provisions of the Security Agreement, and may (in addition to all other rights and remedies under the Loan Documents and/or of a secured party under the UCC and other legal or equitable remedies) realize upon the Collateral, and/or may immediately sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof, subject to, and in accordance with the terms of the Security Agreement; and
(d)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an Insolvency Event with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
1.03Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.10, and subject to any prior claims of the Collateral Administrator under the Collateral Administration Agreement, be applied by the Administrative Agent in the following order:
First, for the avoidance of doubt, to payment of any prior claims of the Collateral Administrator under the Collateral Administration Agreement;
Second, to payment of any unpaid Administrative Expenses constituting Management Fees accrued up to the earlier of (i) the date on which the Administrative Agent has exercised remedies as provided for in Section 8.02 and (ii) the date on which the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02;
Third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of external counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of external counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;
Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

Article IX.
ADMINISTRATIVE AGENT
1.01Appointment and Authority.
Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Company shall have no rights as third party beneficiary of any such provisions, except that that the Company shall be entitled to rely on and enforce the provisions of Sections 9.06 and 9.10. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
1.02Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
1.03Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or those rights and powers that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it under the Loan Documents (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
1.04Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it with due care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
1.05Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any non-Affiliated sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

1.06Resignation of Administrative Agent.
(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, if no Event of Default exists or is continuing upon the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), and if an Event of Default exists and is continuing in consultation with the Company, to appoint a successor, which at all times shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the consent of the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
1.07Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
1.08No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the Book Manager or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
1.09Administrative Agent May File Proofs of Claim; Credit Bidding.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar

Laws in any other jurisdictions to which the Borrower is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
1.10Collateral Matters.
Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent and unasserted reimbursement and indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and
(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the

Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Company in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
1.11ERISA.
    (a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Borrower Parent, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Borrower Parent, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

1.12Recovery of Erroneous Payments.
Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

Article X.
MISCELLANEOUS
1.01Amendments, Etc.
Subject to Sections 2.02(e) and 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Required Lenders and the Company and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the

Default Rate and, for the avoidance of doubt, this clause (d) shall not apply in the case of a SOFR Successor Rate amendment pursuant to Section 3.03;
(e)change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately and materially adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
1.02Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Company or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon sending, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.
(d)Effectiveness of Facsimile of Electronic Mail Documents. Loan Documents may be transmitted by facsimile or electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Company, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic mail document or signature.
(e)Change of Address, Etc. The Borrower and the Administrative Agent may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(f)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
1.03No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Company shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.09), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Company under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.09, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
1.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and each Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of one outside counsel for the Administrative Agent and the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. This Section 10.04(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Indemnitees, taken as a whole, and one additional outside counsel for any such Indemnitees subject to an actual or perceived conflict of interest), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including without limitation any such claim, litigation or proceeding arising from any sale or distribution of securities by the Borrower or Borrower Parent), whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent

(or any sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.08(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
(f)Sufficiency of Remedies.
Borrower hereby acknowledges that (i) any and all claims, damages and demands against the Lender arising out of, or in connection with, the exercise by the Lender of any of the Administrative Agent’s or any Lender’s rights or remedies under the Facility can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower or the Borrower Parent as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower or the Borrower Parent as a result of, or in connection with, any such claims, damages or demands.
(g)Survival. The agreements in this Section and the indemnity provisions of Section 10.02(f) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations (other than contingent and unasserted reimbursement and indemnification obligations).
1.05Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Lender, or the Administrative Agent any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
1.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000.00 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)Required Consents. In addition to any consents required by subsection (b)(i)(B) of this Section, so long as no Event of Default has occurred and is continuing, the consent of the Borrower shall be required for any assignment by a Lender of its rights or obligations hereunder if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that such consent shall not be unreasonably withheld or delayed, and the Lender shall provide the Borrower with a written request for consent. The

Borrower shall use good faith efforts to respond in writing to any such written request for consent from the Lender within ten Business Days. For the avoidance of doubt, (i) the Borrower shall not be deemed to consent to any such written request for consent from the Lender in the event that the Borrower fails to respond thereto and (ii) as set forth in subclause (v) below, no assignment shall be made to any BXC Competitor unless (x) an Event of Default has occurred and is continuing and (y) the Lender does not share any BXC Confidential Information with such BXC Competitor. In addition, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates, (B) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) unless an Event of Default has occurred and is continuing, any BXC Competitor (in which case, no BXC Confidential Information shall be provided to such BXC Competitor) or (D) to a natural Person (any such Person described in clause (A), (B) or (C), a “Disqualified Lender”).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon written request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (x) a Disqualified Lender or (y) a Lender who is lending with, or whose assets constitute, Plan Assets) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided further that, unless an Event of Default has occurred and is continuing, the consent of the Borrower shall be required for a participation to a BXC Competitor. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and the same greater payment would also have applied to the relevant Lender. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender;

provided that such Participant agrees to be subject to Section 2.09 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Status as Qualified Purchaser. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Accordingly:
(i)each Lender represents to the Borrower, (A) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Assumption) and (B) on each date on which it makes a Credit Extension hereunder, that it is a Qualified Purchaser;
(ii)each Lender agrees that it shall not assign, or grant any participations in, any of its rights or obligations under this Agreement to any Person unless such Person is a Qualified Purchaser; and
(iii)the Borrower agrees that, to the extent it has the right to consent to any assignment or participation herein, it shall not consent to such assignment or participation hereunder unless it reasonably believes that the assignee or participant is a Qualified Purchaser at the time of such assignment or participation and that such assignment or participation will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the Investment Company Act.
1.07Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process with prior written notice to the Company, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrower and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, the Borrower Parent, the Investment Adviser or any of their Affiliates or agents. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. “Information” means all information received from the Company relating to the Company, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
1.08Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
1.09Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
1.10Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.
1.11Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent and unsasserted reimbursement and indemnification obligations) shall remain unpaid.
1.12Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
1.13Replacement of Lenders.
If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Company shall have paid to the Administrative Agent the assignment fee (if any) to the extent required by the Administrative Agent pursuant to Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

1.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY

SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT THAT EXPRESSLY PROVIDES FOR SUBMISSION TO ANY OTHER COURT), OR FOR RECOGNITION OF ENFORCEMENT OF ANY JUDGMENT WITH RESPECT THERETO, AND EACH PARTY HERETO AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WITH REGARD TO THE ENFORCEMENT OF ITS RIGHTS WITH RESPECT TO THE COLLATERAL AGAINST ANY PARTY HERETO OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL IS LOCATED OR IT IS OTHERWISE NECESSARY IN ORDER TO ENFORCE ITS RIGHTS OVER THE COLLATERAL.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
1.15Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
1.16No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent the Arranger, and the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B)  the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Company or any of its Affiliates. To the fullest extent permitted by law, each of the Company hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
1.17Electronic Execution of Assignments and Certain Other Documents
    This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower, the Manager, the Borrower Parent, the Custodian, the Collateral Administrator and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower, the Borrower Parent, the Manager and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Borrower, the Borrower Parent, the Manager and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower, the Borrower Parent or the Manager to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
1.18USA PATRIOT Act.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in writing in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act and the Beneficial Ownership Regulation.
1.19[Reserved].
1.20Non-Recourse Obligations; No Petition.

(a)Each Lender and the Administrative Agent covenants and agrees that the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower, payable solely from the Collateral in accordance with the terms of the Loan Documents, and, following realization of the Collateral, any claims of the Lenders and the Administrative Agent and all obligations of the Borrower shall be extinguished and shall not thereafter revive. It is understood that the foregoing provisions of this Section 10.20(a) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until the Collateral has been realized, whereupon any outstanding indebtedness or obligation shall be extinguished and shall not thereafter revive.  For the avoidance of doubt, this Section 10.20(a) shall not limit or prejudice the rights of the Lenders directly against the Borrower Parent in respect of any obligation of the Borrower Parent (i) under any Loan Document or (ii) in respect of any fraud, willful misconduct, bad faith or misrepresentation of the Borrower Parent in connection with any Compliance Certificate or other certificate delivered by them that proves to have been untrue in a material respect when made (provided further that nothing in the foregoing shall give rise to any liability of or permit recourse to any natural person executing such certificate as an officer of the Borrower or the Borrower Parent).
(b)Each of the parties hereto (other than the Borrower) covenants and agrees that, prior to the date that is one year and one day (or, if longer, any applicable preference period and one day) after the payment in full of all Obligations, no party hereto shall institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any federal, state or foreign bankruptcy or similar law.
The provisions of this Section 10.20 shall survive the termination of this Agreement.
1.21Time of the Essence.
Time is of the essence of the Loan Documents.
1.22Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
1.23[Reserved].

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BGSL BIG SKY FUNDING LLC
By: Blackstone Secured Lending Fund, its sole member

By: /s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

    Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent
By: Bryson Bannon
Name: Bryson Bannon
Title: Director

    Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender
By: /s/ Bryson Bannon
Name: Bryson Bannon
Title: Director

    Amended and Restated Credit Agreement

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Total Commitment	Applicable Percentage
Bank of America, N.A.	(i) Prior to the Amendment Date $400,000,000.00 and (ii) on and after the Amendment Date, $500,000,000.00.	100.000000000%

Total	(i) Prior to the Amendment Date $400,000,000.00 and (ii) on and after the Amendment Date, $500,000,000.00.	100.000000000%

    Schedule 2.01

.
ANNEX A

ADVANCE RATES

Asset Type	Advance Rates
First Lien Bank Loans (excluding Special Situation Assets):
a. that are not Approval Assets	75.0%
b. that are Approval Assets	70.0%
First Lien Bank Loans that are Special Situation Assets	50.0%
First Lien Last Out Bank Loans	50.0%
Second Lien Bank Loans	40.0%
Cash in Dollars, EUR, GBP or CAD (excluding Excluded Amounts)	100.0%
Any Collateral Asset that is not an Eligible Collateral Asset on the date of determination (including any Collateral Asset that is not Performing or is a Defaulted Obligation)	0%
Non-Qualifying Assets	0%
    1
    Annex A

ANNEX B

1.    Eligibility Criteria. A Collateral Asset shall be an Eligible Collateral Asset for purposes of the Borrowing Base if, unless waived by the Administrative Agent, as of any date of determination:
a.Such Collateral Asset is a First Lien Bank Loan, a First Lien Last Out Bank Loan or a Second Lien Bank Loan;
b.Except with respect to any Approval Asset, such Collateral Asset is priced on such date by at least two independent sources (as evidenced by data from the applicable Pricing Source); provided that, if as of any date of determination a Collateral Asset shall fail to be priced on such date by at least two independent sources (as evidenced by data from the applicable Pricing Source), then this clause (b) shall be deemed satisfied if the Borrower (i) within one Business Day of any such failure, notifies the Administrative Agent of its intent to provide evidence of bids for such Collateral Asset from at least two independent sources and (ii) within two Business Days of any such failure, provides evidence of bids for such Collateral Asset from at least two independent sources to the Administrative Agent and such evidence is in the form of a quotation (or quotations, as applicable) from an Approved Dealer or other nationally recognized dealer (or nationally recognized dealers, as applicable), reasonably acceptable to the Administrative Agent (and, for the avoidance of doubt, a Collateral Asset that fails to be priced as of any given date by at least two independent sources (as evidenced by data from the applicable Pricing Source) may subsequently satisfy this clause (b) if it satisfies such requirement as of any later date or the Borrower otherwise provides evidence of bids as specified in the foregoing proviso); provided, further that up to 20% of the Aggregate Assigned Value (based on the Assigned Value of the relevant Eligible Collateral Assets) may consist of Agented One Bid Assets that are not treated as Approval Assets;
c.Such Collateral Asset is denominated in Dollars, Euros, Sterling or Canadian Dollars unless the Administrative Agent and Borrower, each in their sole discretion, otherwise agree;
d.Such Collateral Asset has an Initial Purchase Price of at least 80% of its Principal Balance, unless the Administrative Agent and the Borrower, each in their sole discretion, otherwise agree;
e.Such Collateral Asset is freely transferable, including, without limitation, that (x) if such Collateral Asset is in the form of a security, no registration is required under the Securities Act (including pursuant to Regulation S or Rule 144A) or other applicable securities laws and (y) such Collateral Asset is not subject to any condition to or restriction on the ability of the holder thereof to sell, pledge, assign, or otherwise transfer such Collateral Asset or to exercise or enforce the provisions thereof or of any document related thereto whether set forth in such Collateral Asset itself or in any document related thereto, other than such as both (I) are usual and customary for similar loans and (II) do not prevent the Administrative Agent from taking security over such Collateral Asset in accordance with the Security Agreement or otherwise impair any right or remedy of the Administrative Agent thereunder, it being understood that any condition or restriction that, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, is ineffective and any requirement that a subsequent transferee satisfy eligibility criteria to exercise rights as a lender under the underlying documents shall not itself negatively affect a determination of whether a Collateral Asset is freely transferable;
f.Such Collateral Asset is not a Structured Finance Security;
    1
Annex B

g.As of the first day on which such Collateral Asset is included as an Eligible Collateral Asset, such Collateral Asset does not have (i) a Moody’s Rating below “B3”, (ii) an S&P Rating below “B-” or (iii) a Fitch Rating below “B-”; provided that, as of the first day on which each such Collateral Asset is included as an Eligible Collateral Asset, up to 7.5% of the Aggregate Assigned Value (based on the Assigned Value of the relevant Eligible Collateral Assets) may consist of Eligible Collateral Assets that are rated below “B3” but not lower than “Caa3” by Moody’s, below “B-” but not lower than “CCC-” by S&P or below “B-” but not lower than “CCC-” by Fitch;
h.Such Collateral Asset does not have (i) a Moody’s Rating below “Caa3”, (ii) an S&P Rating below “CCC-” or (iii) a Fitch Rating below “CCC-”;
i.Such Collateral Asset is Performing;
j.The par amount of such Collateral Asset owned by the Borrower does not exceed 10% of the then-current aggregate loan facility amount with respect to such Collateral Asset;
k.The original aggregate loan facility amount corresponding to such Collateral Asset is at least $150,000,000 (including all tranches and drawn and undrawn commitments secured by the same collateral);
l.Such Collateral Asset is issued by an obligor Domiciled in the United States or Canada and the law governing such Collateral Asset or document or instrument under which such Collateral Asset arises is the law of a U.S. State or Canada;
m.Such Collateral Asset is not Affected Collateral;
n.Sufficient information is provided by the obligor and any applicable rating agencies in respect of such Collateral Asset pursuant to the Collateral Asset Documents for the calculation and monitoring of whether a Collateral Asset Trigger Event has occurred in relation to such Collateral Asset;
o.Such Collateral Asset has a term to stated maturity that does not exceed eight years;
p.Payments on such Collateral Asset are not subject to withholding tax (other than withholding taxes imposed under FATCA) if owned by the Borrower unless the issuer or obligor or other Person (and guarantor, if any) is required to make “gross-up” payments that cover the full amount of any such withholding taxes;
q.The Borrower has received an Approval Notice in the case of any Approval Asset;
r.The Borrower has directed the underlying administrative agent for such Collateral Asset to send all payments of principal and interest and any other proceeds in respect thereof to the applicable Collateral Account as provided in Section 6.17 of the Credit Agreement;
s.Such Collateral Asset is not a Deferrable Collateral Asset (other than a Partial PIK Asset); and
t.The obligor with respect to such Collateral Asset is not, and the proceeds of such Collateral Asset will not be used to finance, a business that is engaged in the manufacture, cultivation sale or dispensing of marijuana.

    2
Annex B

2. Portfolio Criteria
a.The Assigned Value of all Eligible Collateral Assets with respect to a single obligor may not exceed 3.5% of the Aggregate Assigned Value, except that the Assigned Value of Eligible Collateral Assets (other than Special Situation Assets) with respect to a single obligor may be up to 5.0% with respect to five or fewer individual obligors;
b.The Assigned Value of Eligible Collateral Assets with respect to any single obligor of a Second Lien Bank Loan may not exceed 2.0% of the Aggregate Assigned Value;
c.The Assigned Value of Eligible Collateral Assets which are First Lien Last Out Bank Loans may not exceed 15.0% of the Aggregate Assigned Value;
d.The Assigned Value of Eligible Collateral Assets which are Second Lien Bank Loans may not exceed 5.0% of the Aggregate Assigned Value;
e.The Assigned Value of Eligible Collateral Assets of obligors which are in a single S&P Industry Classification may not exceed 12.0% of the Aggregate Assigned Value, except that the Assigned Value of Eligible Collateral Assets of obligors which are in a single S&P Industry Classification (other than oil and gas or retail) may be up to (i) 20.0% with respect to one S&P Industry Classification, (ii) 17.5% with respect to a second S&P Industry Classification, and (iii) 15.0% of the Aggregate Assigned Value with respect to a third S&P Industry Classifications;
f.Up to 15% of the Aggregate Assigned Value may consist of Eligible Collateral Assets that are Special Situation Assets; provided that, for purposes of determining the Assigned Value of any Eligible Collateral Asset included in the CCC Excess, the Assigned Value Percentage of such Eligible Collateral Asset shall be deemed to be the lesser of (A) its Initial Purchase Price and (B) its Current Market Price;
g.The sum of the aggregate unfunded commitments under Delayed Drawdown Loans that are Collateral Assets and the aggregate unfunded and funded commitments of Revolving Loans that are Collateral Assets may not exceed 5% of the Aggregate Assigned Value;
h.The Assigned Value of all Eligible Collateral Assets as to which the original aggregate loan facility amount is between (i) $200,000,000 and $250,000,000 (including all tranches and drawn and undrawn commitments secured by the same collateral) may not exceed 15.0% of the Aggregate Assigned Value and (ii) $150,000,000 and $200,000,000 (including all tranches and drawn and undrawn commitments secured by the same collateral) may not exceed 15.0% of the Aggregate Assigned Value;
i.The Assigned Value of all Eligible Collateral Assets that are Foreign Loans may not exceed 7.5% of the Aggregate Assigned Value;
j.The Assigned Value of all Eligible Collateral Assets issued by obligors Domiciled in Canada may not exceed 20.0% of the Aggregate Assigned Value;
k.The Assigned Value of all Eligible Collateral Assets which are denominated in Euro, Sterling or Canadian Dollars, in the aggregate, may not exceed 10.0% of the Aggregate Assigned Value; and
l.The Assigned Value of all Eligible Collateral Assets which are Partial PIK Assets may not exceed 10.0% of the Aggregate Assigned Value.
Selection of Non-Qualifying Assets. As of any date of determination, if the Eligible Collateral Assets, taken as a whole, do not satisfy the Portfolio Criteria or the second proviso in Eligibility Criteria (b), Eligible Collateral Assets or a portion thereof (the “Non-Qualifying Assets”) will be excluded from such determination to the extent necessary to cause the remaining Eligible Collateral Assets to satisfy the Portfolio Criteria or the second proviso in Eligibility Criteria (b), as applicable. The Non-Qualifying Assets will be selected by the Administrative Agent.
    3
Annex B

Settlement Date Basis. All determinations of whether an asset is to be included for purposes of determination of the Borrowing Base, any Eligibility Criteria or any Portfolio Criteria will be on a settlement-date basis (meaning that any asset that has been purchased will not be treated as a Collateral Assets until such purchase has settled, and any Collateral Asset which has been sold will not be excluded as a Collateral Asset until such sale has settled); provided that no asset shall be included as a Collateral Asset to the extent it has not been paid for in full.
    4
Annex B

ANNEX C
DEFINITIONS RELATING TO COLLATERAL ASSETS
“Administrative Agent Assigned Value” means, with respect to any Collateral Asset, the lowest of (i) the Initial Purchase Price with respect to such Collateral Asset, (ii) the value of such Collateral Asset (expressed as a percentage) as determined by the Administrative Agent in its sole discretion as of the date on which such Collateral Asset is acquired by the Borrower and (iii) the value of such Collateral Asset (expressed as a percentage) as determined by the Administrative Agent in its sole discretion following the occurrence of a Collateral Asset Trigger Event with respect to such Collateral Asset; provided that, with respect to an Approval Asset, if a Collateral Asset Trigger Event set forth in clause (iv) of the definition thereof occurs and the Collateral Asset Net Leverage Ratio with respect to such Collateral Asset is less than 1.50x higher than the level that existed as of the date Borrower acquired such Collateral Asset, Borrower shall have the right to dispute the Administrative Agent Assigned Value determined under clause (iii) above by submitting either (1) a Firm Bid to the Administrative Agent no later than 4:00 p.m. (New York time) on the following Business Day and actionable until 5:00 p.m. (New York time) on such day or (2) a Qualified Appraisal no later than 30 days after the date on which the Borrower receives notice of the determination of Administrative Agent Assigned Value. If such Firm Bid or Qualified Appraisal, as applicable, is so provided by Borrower, then it shall be applied as the Administrative Agent Assigned Value (x) if based on a Firm Bid, until the next Business Day and (y) if based on a Qualified Appraisal, until the earliest of (A) the date of the obligor’s next financial reporting, (B) the date on which the next Collateral Asset Trigger Event occurs with respect to such Collateral Asset and (C) 90 days from the submission date, and otherwise, the Administrative Agent’s original determination will be used for such day or days, as applicable. Once such Qualified Appraisal expires as provided above, the Administrative Agent may, in its sole discretion, further amend the Administrative Agent Assigned Value in respect of such Collateral Asset on any subsequent date, subject to the valuation procedures and dispute mechanics set forth in the above proviso, and such further determination shall constitute the Administrative Agent Assigned Value.
“Affected Collateral” means any Collateral Asset with respect to which (i) the Administrative Agent fails for any reason to have a perfected security interest in accordance with the terms of the Security Agreement or (ii) the rights and remedies of the Borrower under the Collateral Asset Documents for such Collateral Asset cease to be enforceable in a material respect and such circumstance materially and adversely affects the value of such Collateral Asset.
“Agented One Bid Asset” means any Collateral Asset priced by only one independent source (as evidenced by data from the applicable Pricing Source or a quotation from an Approved Dealer) that is agented by an Approved Dealer.
“Aggregate Assigned Value” means the greater of (a) 50% of the Aggregate Commitments and (b) the aggregate of the Assigned Values of each Eligible Collateral Asset (before giving effect to the Portfolio Criteria or the second proviso in Eligibility Criteria (b)) plus the par value of all Cash and Cash Equivalents owned by the Borrower and credited to the Collateral Account (excluding Excluded Amounts); provided, however, that the Aggregate Assigned Value shall be determined solely pursuant to clause (b) of this definition on and after the date on which the aggregate of the Assigned Values of each Eligible Collateral Asset (before giving effect to the Portfolio Criteria or the second proviso in Eligibility Criteria (b)) plus the par value of all Cash and Cash Equivalents owned by the Borrower and credited to the Collateral Account (excluding Excluded Amounts) equal or exceed 50% of the Aggregate Commitments.
    1
    Annex A

“Aggregate Unfunded Amount” shall mean, as of any date of determination, the sum of the Unfunded Exposure Amounts of each Revolving Loan and Delayed Drawdown Loan that is a Collateral Asset as of such date.
“Aggregate Unfunded Equity Amount” means, as of any date of determination, the sum of the Unfunded Exposure Equity Amounts of each Revolving Loan and Delayed Drawdown Loan included in the Collateral as of such date.

“Approval Asset” means any Collateral Asset that is (i) a Special Situation Asset, (ii) an Unrated Asset, (iii) a Zero Bid Asset, (iv) a Non-Agented One Bid Asset, (v) an Agented One Bid Asset in excess of 20% of the Aggregate Assigned Value (based on the Assigned Value of the relevant Eligible Collateral Assets) or (vi) a Partial PIK Asset.
“Approval Notice” means a copy of a notice executed by the Administrative Agent substantially in the form of Exhibit I, evidencing, among other things, the approval of the Administrative Agent, in its sole discretion, which shall be required with respect to any Approval Asset.
“Approved Dealer” means any of Bank of America, NA, The Bank of Montreal, The Bank of New York Mellon, The Royal Bank of Scotland plc, Barclays Bank plc, BNP Paribas, Canadian Imperial Bank of Commerce, Citibank, N.A., Credit Agricole S.A., Credit Suisse, Deutsche Bank AG, Goldman, Sachs & Co., HSBC Bank, JPMorgan Chase Bank, N.A., Lazard Ltd., Macquarie Bank, Mizuho Bank, Ltd., Morgan Stanley & Co., Natixis, Nomura Securities Inc., Royal Bank of Canada, Scotia Bank, Société Générale, Sun Trust Bank, The Toronto-Dominion Bank, U.S. Bank National Association, UBS AG or Wells Fargo Bank, National Association, or a banking or securities Affiliate of any of the foregoing, or any other independent, internationally recognized third-party dealer agreed to in writing by the Administrative Agent.
“Approved Valuation Provider” means any of Lincoln International LLC (f/k/a Lincoln Partners LLC), Valuation Research Corporation, Duff & Phelps or such other nationally recognized valuation provider agreed to by the Administrative Agent.
“Assigned Value” means, with respect to any Collateral Asset as of any date of determination, the dollar amount equal to the Assigned Value Percentage of such Collateral Asset multiplied by the Principal Balance of such Collateral Asset on such date.
“Assigned Value Percentage” means, in each case, expressed as a percentage:
(a) with respect to any Eligible Collateral Asset as to which a Collateral Asset Trigger Event has not occurred, (i) in the case of a Collateral Asset that is not an Approval Asset, its Initial Purchase Price and (ii) in the case of an Approval Asset, its initial Administrative Agent Assigned Value;
(b) with respect to any Eligible Collateral Asset as to which a Collateral Asset Trigger Event (other than solely pursuant to clause (iii) thereof) has occurred, (i) in the case of a Collateral Asset that is not an Approval Asset, the lesser of (A) its Initial Purchase Price and (B) its Current Market Price as of such date of determination, and (ii) in the case of an Approval Asset, its Administrative Agent Assigned Value as of such date of determination;
(c) with respect to any Eligible Collateral Asset as to which a Collateral Asset Trigger Event solely pursuant to clause (iii) thereof has occurred, (i) in the case of a Collateral Asset that is not an Approval Asset, the lesser of (A) its Initial Purchase Price and (B) its Current Market Price as of the date that the Administrative Agent became aware of such Collateral Asset Trigger Event, and (ii) in the case of an
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Approval Asset, its Administrative Agent Assigned Value as of the date that the Administrative Agent became aware of such Collateral Asset Trigger Event; and
(d) with respect to any Collateral Asset that is not an Eligible Collateral Asset, zero.
“Bank Loan” means any loan made by a bank or other financial institution to an obligor. A participation in any loan will not be a Bank Loan. For the avoidance of doubt, a bond or security will not be a Bank Loan.
“Borrowing Base” means, on any date of determination:
(a) the lesser of (i) the aggregate of the amounts determined with respect to each Eligible Collateral Asset equal to (A) the Assigned Value of such Eligible Collateral Asset times (B) the Advance Rate applicable to such Eligible Collateral Asset and (ii)(A) the sum of the Assigned Value of each Eligible Collateral Asset times (B) 70%;
plus
(b) the par value of all Cash and Cash Equivalents owned by Borrower as of such date and credited to the Collateral Account or the Unfunded Exposure Account (in each case, excluding Excluded Amounts);
minus
    (c) (i) prior to the end of the Availability Period, the Aggregate Unfunded Equity Amount and (ii) after the end of the Availability Period, the Aggregate Unfunded Amount.
The Assigned Value Percentages, Assigned Values, status of assets as Eligible Collateral and applicable Advance Rates shall be determined by the Administrative Agent, subject to the terms of the Collateral Administration Agreement.
“Borrowing Base Deficiency” means any time that (i) the Total Outstandings at such time exceed an amount equal to the Borrowing Base, (ii) the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (excluding Excluded Amounts) and (B) zero) at such time exceed the Aggregate Commitments or (iii) the Net Asset Value is less than the sum of the Assigned Values of the Eligible Collateral Assets of the four obligors representing the largest percentages of the Aggregate Assigned Value.
“Cash Equivalents” means any Eligible Currency-denominated investment that, at the time it is delivered to the Collateral Administrator (directly or through an intermediary or bailee), is one or more of the following obligations or securities including investments for which the Collateral Administrator or an Affiliate of the Collateral Administrator provides services and receives compensation therefor:
(a)    (x) direct Registered obligations (1) of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by the United States and (y) Registered obligations (1) of any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by such an agency or instrumentality, in each case if such agency or instrumentality has the Required Ratings, in all cases having a remaining maturity of not more than 183 days;
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(b)    demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States (including the Collateral Administrator) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Required Ratings;
(c)    unleveraged repurchase obligations with respect to any security described in clause (a) above, entered into with a depository institution or trust company (acting as principal) described in clause (b) above or entered into with an entity (acting as principal) with, or whose parent company has, the Required Ratings;
(d)    commercial paper or other short term obligations with the Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; provided that this clause (d) will not include extendible commercial paper or asset backed commercial paper; and
(f)    money market funds domiciled outside of the United States which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” or “AAAm G” by S&P, respectively;
provided that Cash and Cash Equivalents shall not include (a) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Manager, (b) any security whose rating assigned by S&P includes the subscript “f,” “p,” “q,” “pi,” “r,” “t” or “sf” (c) any security that is subject to an Offer, (d) any other security that is an asset the payments on which are subject to withholding tax (other than withholding taxes imposed under FATCA) if owned by the Borrower unless the issuer or obligor or other Person (and guarantor, if any) is required to make “gross-up” payments that cover the full amount of any such withholding taxes or (e) any security secured by real property.
“CCC Excess” means the excess, if any, by which the sum of the Assigned Values of all Special Situation Assets exceeds 7.5% (but not 15%) of the Aggregate Assigned Value.
“Collateral Asset” means (i) any asset owned by Borrower that is or was at the time that the Borrower committed to acquire such asset, a First Lien Bank Loan, First Lien Last Out Bank Loan or Second Lien Bank Loan, in each case whether or not given credit in the Borrowing Base or having a positive Advance Rate, and (ii) all Cash and Cash Equivalents owned by Borrower (excluding Excluded Amounts).
“Collateral Asset Documents” means, with respect to any Collateral Asset, all agreements or documents evidencing, guaranteeing, securing, governing or giving rise to such Collateral Asset.
“Collateral Asset Interest Coverage Ratio” means, with respect to any Collateral Asset, the meaning of “Interest Coverage Ratio” or any comparable definition in the underlying instruments for such Collateral Asset, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such underlying instruments, the ratio of (a) EBITDA for the applicable test period, to (b) Interest Expense for the applicable test period, as calculated by the Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages, as applicable, provided by the relevant obligor as per the requirements of the related underlying instruments.
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“Collateral Asset Net Leverage Ratio” means,
(a)    with respect to any Collateral Asset that is a First Lien Bank Loan or a First Lien Last Out Bank Loan, the Collateral Asset Senior Leverage Ratio; and
(b)    with respect to any other Collateral Asset, the Collateral Asset Total Leverage Ratio.
“Collateral Asset Senior Leverage Ratio” means, with respect to any Collateral Asset, the meaning of “Net Senior Leverage Ratio” or any comparable definition in the underlying instruments for each such Collateral Asset, and in any case that any such definitions are not defined in such underlying instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Obligor Indebtedness (including First Lien Last Out Bank Loans) minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA for the applicable test period, as calculated by the Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related underlying instruments.
“Collateral Asset Total Leverage Ratio” means, with respect to any Collateral Asset, the meaning of “Total Net Leverage Ratio,” “Net Leverage Ratio” or any comparable definition in the underlying instruments for each such Collateral Asset, and in any case that any such definitions are not defined in such underlying instruments, the ratio of (a) Obligor Indebtedness minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA for the applicable test period, as calculated by the Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related underlying instruments.
“Collateral Asset Trigger Event” means, with respect to any Collateral Asset as determined by the Administrative Agent, (i) a breach of any financial covenant (after giving effect to any grace or cure periods allowed by the terms of the Collateral Asset Documents); (ii) unless waived in writing by the Administrative Agent, the failure by the obligor to deliver any periodic financial reporting package with respect to such Collateral Asset to the Borrower as required by the Collateral Asset Documents after giving effect to any grace or cure period thereunder; (iii) unless waived in writing by the Administrative Agent, a Material Modification; (iv) solely in the case of any Approval Asset, (A) the Collateral Asset Interest Coverage Ratio (x) has decreased to a level that is less than 85% of the level that existed as of the date the Borrower acquired such Collateral Asset and (y) is less than 1.50x, or (B)(x) the Collateral Asset Net Leverage Ratio has increased to a level that is at least 0.50x higher than the level that existed as of the date the Borrower acquired such Collateral Asset and (y) the Collateral Asset Senior Leverage Ratio is greater than 3.50x; or (v) any other trigger event agreed to by Borrower Parent and the Administrative Agent.
“Collateral Dispute Notice” means notice under the Collateral Administration Agreement from the Administrative Agent to the Borrower and the Collateral Administrator (i) asserting that any Eligible Collateral Asset Information (or component thereof or other matter relating to whether a Collateral Asset is an Eligible Collateral Asset) or the determination as to compliance with any of the Portfolio Criteria, or the related determinations with respect to any Collateral Asset underlying such determination as to compliance or eligibility or any calculations with respect to such determination provided by the Borrower or the Manager, is incorrect and (ii) providing the correct information or determination and a reasonable explanation of the basis of such correction.
“Current Market Price” means, on any date of determination:
(a)    with respect to any Collateral Asset that is not an Approval Asset, the Administrative Agent’s commercially reasonable determination of the cash proceeds that would
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    Annex A

be received from the sale on such date of determination of such Collateral Asset (expressed as a percentage of a principal balance), which shall be the bid price from the applicable Pricing Source, unless the Administrative Agent determines in its commercially reasonable discretion that such bid price does not accurately reflect the value of such Collateral Asset, in which case it shall be the Administrative Agent Assigned Value; provided that if the Borrower disputes the determination of the Current Market Price, Borrower shall have the right to submit a Firm Bid to the Administrative Agent no later than 4:00 p.m. (New York time) on the following Business Day and actionable until 5:00 p.m. (New York time) on such day, and if such Firm Bid is so provided by Borrower, then it shall be applied as the Current Market Price until the next Business Day (and otherwise the Administrative Agent’s original determination will be used for that day); and
(b)    with respect to any Collateral Asset that is an Approval Asset, the Administrative Agent’s commercially reasonable determination of the cash proceeds that would be received from the sale on such date of determination of such Collateral Asset, which shall be the lower of (i) the bid price from a Pricing Source if available, unless the Administrative Agent determines in its commercially reasonable discretion that such bid price does not accurately reflect the value of such Collateral Asset and (ii) the Administrative Agent Assigned Value; provided that if the Borrower disputes the determination of the Current Market Price based on clause (b)(i), Borrower shall have the right to submit a Firm Bid to the Administrative Agent no later than 4:00 p.m. (New York time) on the following Business Day and actionable until 5:00 p.m. (New York time) on such day and if such Firm Bid is so provided by Borrower, then it shall be applied as the Current Market Price until the next Business Day (and otherwise the Administrative Agent’s original determination will be used for that day).
The Current Market Price will be expressed as a percentage, will be adjusted for or will exclude adjustment for accrued interest in accordance with market convention for the relevant asset.
“Current Market Value” means with respect to any Collateral Asset on any date of determination, the Current Market Price for such Collateral Asset multiplied by the Principal Balance of such Collateral Asset as of such date determined by the Administrative Agent.
“Defaulted Obligation” means any Collateral Asset owned by the Borrower, as of any date of determination:
(a)    a default as to all or any portion of one or more payments of principal and/or interest has occurred after the earlier of (i) any grace period applicable thereto and (ii) five Business Days, in each case, past the applicable due date;
(b)    an Insolvency Event occurs with respect to the obligor thereof;
(c)    that has an S&P Rating of “CC” or lower or “SD” or the obligor has a “probability of default” rating assigned by Moody’s of “D” or “LD”, or in each case had such rating immediately before such rating was withdrawn and which has not been reinstated as of the date of determination;
(d)    to the actual knowledge of a Responsible Officer of the Manager, is pari passu with or subordinated to other indebtedness for borrowed money owing by the issuer thereof, to the extent that (x) a payment default of the type described in clause (a) has occurred with respect to such other indebtedness or (y) such other indebtedness has any rating described in clause (c) or had such rating immediately before such rating was withdrawn and which has not been reinstated as of the date of determination; or
(e)    with respect to which a Responsible Officer of the Borrower or the Manager has received written notice or has actual knowledge that a default has
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    Annex A

occurred under the Collateral Asset Documents (other than any payment default described in clause (a) of this definition) and any applicable grace period has expired and the holders of such Collateral Asset have accelerated the repayment of such Collateral Asset.
The Manager shall give the Collateral Administrator prompt written notice should it become aware that any Collateral Asset has become a Defaulted Obligation. Other than with respect to clause (a) above, until so notified, the Collateral Administrator shall not be deemed to have notice or knowledge to the contrary.
Notwithstanding the foregoing, the Manager may declare any Collateral Asset to be a Defaulted Obligation if, in the Manager’s commercially reasonable business judgment, the credit quality of the obligor of such Collateral Asset has significantly deteriorated such that there is a reasonable expectation of payment default as of the next scheduled payment date with respect to such Collateral Asset.
“Deferrable Collateral Asset” means an obligation which by its terms permits, in whole or in part, the deferral or capitalization of payment of any accrued, unpaid interest.
“Delayed Drawdown Loan” means a Collateral Asset that (a) permits the related obligor to request one or more future advances thereunder, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; provided, that any such Collateral Asset will be a Delayed Drawdown Loan for so long as any future funding obligations remain in effect and only with respect to the portion which constitutes a funding obligation.

“Distressed Exchange Offer” means an offer by the issuer of a Collateral Asset to exchange one or more of its outstanding debt obligations for a different debt obligation or to repurchase one of more of its outstanding debt obligations for Cash, or any combination thereof; provided that an offer by such issuer to exchange unregistered debt obligations for registered debt obligations shall not be considered a Distressed Exchange Offer.
“Domicile” or “Domiciled” means, with respect to any issuer of, or obligor with respect to, a Collateral Asset: (a) except as provided in clause (b), its country of organization; or (b) if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which will be any jurisdiction and country known at the time of designation by the Manager to be the source of the majority of revenues, if any, of such issuer or obligor).
“EBITDA” means, with respect to any period and any Collateral Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the underlying instruments for such Collateral Asset (together with all add-backs and exclusions as designated in such Underlying Instruments), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such underlying instruments, an amount, for the principal obligor on such Collateral Asset and any of its parents or subsidiaries that are obligated pursuant to the underlying instruments for such Collateral Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period (without duplication and to the extent deducted in determining such earning), plus (i)(a) net cash interest expense, (b) income taxes (net of refunds), (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above or clause (f) below, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges (other than (A) write downs, write-offs and reserves of account receivable and inventory and (B) non-cash charges that are expected to have future cash outlays) consistent with the compliance statements and financial reporting packages provided by
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the obligors and reasonably acceptable to Administrative Agent and (g) any other item the Administrative Agent and the Manager mutually deem to be appropriate, minus (without duplication and to the extent included in determining such earnings), (ii)(a) any extraordinary or non-recurring gains for such period and (b) gains from sales or dispositions of assets outside the ordinary course of business, gains from debt retirements, all determined on a consolidated basis in accordance with GAAP; provided that with respect to any obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such obligor based on annualizing the financial data from the reporting periods actually available in a manner mutually acceptable to the Administrative Agent and the Manager.
“Eligible Collateral Asset” means any Collateral Asset (other than Cash and Cash Equivalents) determined by the Administrative Agent, subject to the terms of the Collateral Administration Agreement, to satisfy the Eligibility Criteria set forth in Annex B.
“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Collateral Asset included as part of the Collateral, which amount is attributable to the payment of any Taxes, fees or other charges imposed by any governmental authority on such Collateral Asset or on any underlying asset securing such Collateral Asset, (b) any amount received in the Collateral Account (or other applicable account) representing (i) any escrows relating to Taxes in connection with Collateral Assets which are held in an escrow account for the benefit of the obligor and the applicable secured party pursuant to escrow arrangements under a Collateral Asset Document and (ii) any interest or fees (including origination, agency, structuring, management or other upfront fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Asset, (c) any amount deposited into the Collateral Account with respect to any Collateral Asset after such Collateral Asset has been included in a Permitted Refinancing Transaction, and (d) any amount deposited into the Collateral Account or the Unfunded Exposure Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale).
“Firm Bid” means, with respect to any Collateral Asset, a bona fide firm bid with respect to such Collateral Asset, with a size equal to or greater than the total notional amount of such Collateral Asset held in the Collateral Account on such day, which shall be provided by an Approved Dealer or other financial institution reasonably acceptable to the Administrative Agent.
“First Lien Bank Loan” means a Bank Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to and does not have a junior lien priority to any other debt for borrowed money incurred by the obligor of such Bank Loan, in each case other than Permitted Obligor Indebtedness, (ii) is secured by a valid first priority perfected security interest or lien on specified collateral (such collateral, together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow, and any other pledged assets), having a value (as reasonably determined by the Manager at the time of acquisition, which determination will not be questioned based on subsequent events) equal to or greater than the par amount of the Bank Loan and all other debt of equal or higher seniority secured by the same collateral) securing the obligor’s obligations under the Bank Loan, which security interest or lien is subject to customary liens and liens accorded priority by Law and (iii) is not secured solely or primarily by common stock or other equity interests; provided, that the limitation set forth in this clause (iii) does not apply with respect to a Bank Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Bank Loan or any other similar type of indebtedness owing to third parties); provided, further that, for the avoidance of doubt, a First Lien Last Out Bank Loan shall not constitute a First Lien Bank Loan unless the Administrative Agent, in its sole discretion, designates a Bank Loan that would otherwise constitute a First Lien Last Out Bank Loan as a First Lien Loan.
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“First Lien First Out Bank Loan” means a First Lien Bank Loan determined as if the words “, in each case other than Permitted Obligor Indebtedness” did not appear in clause (i) of the definition thereof.
“First Lien Last Out Bank Loan” means a Bank Loan that satisfies each clause of the definition of First Lien Bank Loan other than clause (i), and fails clause (i) of such definition solely because either (a) such Bank Loan is subordinate in right of payment to and/or has a junior lien priority to any other debt for borrowed money that would be Permitted Obligor Indebtedness but for clause (ii) of the definition thereof or (b) any time prior to and/or after an event of default under the related underlying instruments of such Bank Loan, such Bank Loan will be paid after one or more tranches of First Lien First Out Bank Loans issued by the same obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the related underlying documents, an agreement among lenders or other comparable applicable agreement; provided that the Administrative Agent may, in its sole discretion, designate a Bank Loan that would otherwise constitute a First Lien Last Out Bank Loan as a First Lien Loan.
“Fitch” means Fitch, Inc. and any successor thereto.
“Fitch Rating” means with respect to any Collateral Asset, as of any date of determination:
(a)if the Collateral Asset has a monitored rating expressly assigned to a debt obligation (or facility) or a monitored estimated rating expressly assigned to a debt obligation (or facility) by Fitch, such rating;
(b)if the preceding clause does not apply and Fitch has issued a monitored issuer default rating with respect to the issuer of such Collateral Asset or a guarantor which unconditionally and irrevocably guarantees such Collateral Asset, such issuer default rating; and
(c)if none of the preceding clauses apply, such Collateral Asset will have no Fitch Rating.
“Foreign Loan” means any Collateral Asset issued by an obligor that is organized in a Tax Jurisdiction and Domiciled in the United States or Canada.
“Initial Purchase Price” means, with respect to any Collateral Asset:
(a)if newly-originated at the time of purchase by the Borrower, an amount equal to (i) (x) the Principal Balance of the Collateral Asset minus (y) any upfront fees or discounts received or receivable by the Borrower as part of such purchase divided by (ii) such Principal Balance, in each case as at the time of such acquisition; or
(b)in the case of a Collateral Asset acquired in the secondary market, the purchase price expressed as a percentage of the Principal Balance of the Collateral Asset at the time of such acquisition;
in each case, expressed as a percentage and no greater than 100.0%; provided that, in the case of clause (a) above, any Collateral Asset acquired with an original issue discount of 1% of par or less shall be deemed to have been acquired at par.
“Interest Expense” means, with respect to any Collateral Asset, for the obligor on such Collateral Asset and any of its parents or subsidiaries that are obligated under the underlying instruments for such Collateral Asset (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the underlying instruments for such Collateral Asset and in any case that “Interest” or such comparable definition is not defined in such underlying instruments, all interest in respect
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Obligor Indebtedness (including the interest component of any payments in respect of capital lease obligations) accrued or capitalized during such period (whether or not actually paid during such period).
“Markit” means Markit Group, Ltd. and any successor thereto.
“Material Modification” means, with respect to a Collateral Asset, any amendment or waiver of, or modification or supplement to, the terms of the Collateral Asset on or after the date such Collateral Asset was purchased by the Borrower which:
(a)other than as permitted by the terms of the Collateral Asset Documents for a Deferrable Collateral Asset as in effect on the date such Collateral Asset was acquired by the Borrower, waives or defers one or more scheduled interest or similar payments due under the underlying instruments of the Collateral Asset;
(b)results in the contractual or structural subordination of the Collateral Asset;
(c)substitutes, alters or releases a material portion of the assets securing the Collateral Asset;
(d)delays or extends the maturity of the Collateral Asset; or
(e)amends, waives or otherwise modifies any financial covenant required by the Collateral Asset Documents of the Collateral Asset (including without limitation any covenant (including relevant definitions) with respect to the Collateral Asset interest coverage ratio, Collateral Asset net senior leverage ratio or Collateral Asset total net leverage ratio) in a manner that adversely affects the value of such Collateral Asset (as determined in the commercially reasonably discretion of the Administrative Agent), unless waived or consented to by the Administrative Agent.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Moody’s Rating” means, respect to any Collateral Asset, as of any date of determination:
(a)if such Collateral Asset has a monitored rating, an unpublished monitored rating expressly assigned to a debt obligation (or facility), or a monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised, such rating;

(b)if the preceding clause does not apply and the obligor of such Collateral Asset has a monitored corporate family rating by Moody’s, such corporate family rating; and
(c)if none of the preceding clauses apply, such Collateral Asset will have no Moody’s Rating.
    “Non-Agented One Bid Asset” means any Collateral Asset priced by only one independent source (as evidenced by data from the applicable Pricing Source or a quotation from an Approved Dealer) that is not agented by an Approved Dealer.
    “Non-Qualifying Assets” has the meaning specified in Annex B.
    “Obligor Indebtedness” means, with respect to any obligor under any Collateral Asset, for the purposes of the definitions of “Collateral Asset Interest Coverage Ratio” and “Collateral
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    Annex A

Asset Net Leverage Ratio”, the meaning of “Indebtedness” or any comparable definition in the underlying instruments for such Collateral Asset (together with the adjustments designated in such underlying instruments for purposes of calculating “Net Senior Leverage Ratio,” “Total Net Leverage Ratio,” “Net Leverage Ratio” or comparable definition in such underlying instruments), and in any case that “Indebtedness” or such comparable definition is not defined in such underlying instruments, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all capital lease obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances.
“Offer” means, with respect to any security or debt obligation, any offer by the issuer of such security or borrower with respect to such debt obligation or by any other Person made to all of the holders of such security or debt obligation to purchase or otherwise acquire such security or debt obligation (other than pursuant to any redemption in accordance with the terms of any related Reference Instrument or for the purpose of registering the security or debt obligation) or to exchange such security or debt obligation for any other security, debt obligation, Cash or other property.
“Partial PIK Asset” means any Collateral Asset with respect to which (i) the related Collateral Asset Documents require a portion of the interest due thereon to be paid in cash at least semi-annually and do not permit such portion to be deferred or capitalized, (ii) such Collateral Asset Documents permit the obligor thereon to defer or capitalize the remaining portion of the interest due thereon and (iii) the interest rate applicable thereto required to be paid in cash is greater than LIBOR, or such other floating rate benchmark as may be applicable to such Collateral Asset, plus 2.50%.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Performing” means, with respect to any Collateral Asset, such Collateral Asset is not a Defaulted Obligation and, other than a Partial PIK Asset, is not subject to any pay-in-kind or deferral of interest provision.
“Permitted Obligor Indebtedness” means Obligor Indebtedness that (i) is secured by all or a portion of the assets of the related obligor and (ii) has a ratio of the maximum aggregate principal amount outstanding or available to be drawn under the applicable underlying instruments to EBITDA of such obligor (based on the most recently available quarterly financial statements of such obligor received by the Borrower at the time of acquisition of such Collateral Asset by the Borrower) not greater than 1.0x or, with respect to any Collateral Asset, such greater amount as the Administrative Agent may permit with respect to such Collateral Asset in its sole discretion.
“Pricing Source” means Markit, the Loan Pricing Corporation or another price source or method of price determination acceptable to the Administrative Agent in its discretion.
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“Principal Balance” means, with respect to any Collateral Asset as of any date, the outstanding principal balance of such Collateral Asset exclusive of any unfunded amounts with respect to any Revolving Loan or Delayed Draw Loan.
“Qualified Appraisal” means, with respect to any Collateral Asset, an appraisal with respect to such Collateral Asset, which shall be provided by an Approved Valuation Provider or another valuation firm reasonably acceptable to the Administrative Agent and shall reflect the most recently available financial information with respect to the obligor of such Collateral Asset.
“Required Ratings” means (a) If such obligation or security (i) has both a long term and a short term credit rating from Moody’s, such ratings are “Aa3” or higher (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long term credit rating from Moody’s, such rating is at least equal to or higher than the current Moody’s long term ratings of the U.S. government, and (iii) has only a short term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) a long-term senior unsecured debt rating of at least “AA-” (not on credit watch for possible downgrade) and a short-term credit rating of at least “A-1” by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least “AA” (not on credit watch for possible downgrade) by S&P).
“Revolving Loan” means a Collateral Asset that specifies a maximum aggregate amount that can be borrowed by the related obligor and permits such obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Asset; provided that any such Collateral Asset shall only be a Revolving Loan until all commitments by the Borrower to make advances to the obligor thereof expire, or are terminated, or are irrevocably reduced to zero.

“S&P” means S&P Global Ratings, an S&P Global business, and any successor thereto.
“S&P Industry Classification” means the industry classifications set forth below, as such industry classifications may be updated at the option of the Manager if S&P publishes revised industry classifications:

Industry Code	Description	Industry Code	Description
1020000	Energy Equipment & Services	5220000	Personal Products
1030000	Oil, Gas & Consumable Fuels	6020000	Health Care Equipment & Supplies
1033403	Mortgage Real Estate Investment Trusts (REITs)	6030000	Health Care Providers & Services
2020000	Chemicals	9551729	Health Care Technology
2030000	Construction Materials	6110000	Biotechnology
2040000	Containers & Packaging	6120000	Pharmaceuticals
2050000	Metals & Mining	9551727	Life Sciences Tools & Services
2060000	Paper & Forest Products	7011000	Banks
3020000	Aerospace & Defense	7020000	Thrifts & Mortgage Finance
3030000	Building Products	7110000	Diversified Financial Services
3040000	Construction & Engineering	7120000	Consumer Finance
3050000	Electrical Equipment	7130000	Capital Markets
3060000	Industrial Conglomerates	7210000	Insurance
3070000	Machinery	7311000	Equity REITs
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3080000	Trading Companies & Distributors	7310000	Real Estate Management & Development
3110000	Commercial Services & Supplies	8030000	IT Services
9612010	Professional Services	8040000	Software
3210000	Air Freight & Logistics	8110000	Communications Equipment
3220000	Airlines	8120000	Technology Hardware, Storage & Peripherals
3230000	Marine	8130000	Electronic Equipment, Instruments & Components
3240000	Road & Rail	8210000	Semiconductors & Semiconductor Equipment
3250000	Transportation Infrastructure	9020000	Diversified Telecommunication Services
4011000	Auto Components	9030000	Wireless Telecommunication Services
4020000	Automobiles	9520000	Electric Utilities
4110000	Household Durables	9530000	Gas Utilities
4120000	Leisure Products	9540000	Multi-Utilities
4130000	Textiles, Apparel & Luxury Goods	9550000	Water Utilities
4210000	Hotels, Restaurants & Leisure	9551702	Independent Power and Renewable Electricity Producers
9551701	Diversified Consumer Services	PF1	Project Finance: Industrial Equipment
4310000	Media	PF2	Projection Finance: Leisure and Gaming
4300001	Entertainment	PF3	Project Finance: Natural Resources and Mining
4300002	Interactive Media and Services	PF4	Project Finance: Oil and Gas
4410000	Distributors	PF5	Project Finance: Power
4420000	Internet and Direct Marketing Retail	PF6	Project Finance: Public Finance and Real Estate
4430000	Multiline Retail	PF7	Project Finance: Telecommunications
4440000	Specialty Retail	PF8	Project Finance: Transport
5020000	Food & Staples Retailing	IPF	International Public Finance
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products

“S&P Rating” means, with respect to any Collateral Asset, as of any date of determination:
(a)if such Collateral Asset has a monitored rating expressly assigned to a debt obligation (or facility) or a monitored estimated rating expressly assigned to a debt obligation (or facility) by S&P, such rating;
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(b)if the preceding clause does not apply and there is a monitored S&P long-term issuer credit rating of the issuer or of a guarantor of such Collateral Asset that unconditionally and irrevocably guarantees in writing the timely payment of principal and interest on such Collateral Asset (which form of guarantee shall comply with S&P then current criteria on guarantees), such long-term issuer credit rating of the issuer or guarantor, as applicable; and
(c)if none of the preceding clauses apply, such Collateral Asset will have no S&P Rating.
“Second Lien Bank Loan” means a Bank Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of the Bank Loan, other than a First Lien Bank Loan (including following a default or liquidation as provided in the definition of “First Lien Bank Loan”), a Working Capital Revolver or a First Lien Last Out Bank Loan, (ii) is secured by a valid and perfected security interest or lien on specified collateral (such collateral, together with any other pledged assets and other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow), having a value (as reasonably determined by the Manager at the time of acquisition, which determination will not be questioned based on subsequent events) equal to or greater than the par amount of the Bank Loan and any other senior or pari passu debt) securing the obligor’s obligations under the Bank Loan, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than customary liens, liens accorded priority by law, a First Lien Bank Loan, a Working Capital Revolver or a First Lien Last Out Bank Loan, (iii) is not secured solely or primarily by common stock or other equity interests; provided, that the limitation set forth in this clause (iii) does not apply with respect to a Bank Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Bank Loan or any other similar type of indebtedness owing to third parties) and (iv) would not meet the requirements set forth in the proviso to the definition of First Lien Bank Loan.
“Special Situation Asset” means any Collateral Asset that has (i) a Moody’s Rating below “B3,” (ii) an S&P Rating below “B-” or (iii) a Fitch Rating below “B-”; provided that (1) if any Collateral Asset had any such lower rating described in clauses (i), (ii) or (iii) immediately before such rating was withdrawn following the date of its acquisition by the Borrower, such Collateral Asset is a Special Situation Asset and (2) except as provided in clause (1), a Collateral Asset will not be a Special Situation Asset solely because of the absence of a rating by any one or two of Moody’s, S&P and Fitch.
“Structured Finance Security” means any security that is primarily serviced by or linked to the cash flows of a pool of receivables or other financial assets, either fixed or revolving, plus any rights or other assets designed to assure the servicing or timely distributions of proceeds to the security holders, including without limitation any “synthetic CDO”, credit-linked note or similar credit-linked loan or obligation.
“Tax Jurisdiction” means (a) a tax-advantaged sovereign jurisdiction that is commonly used as the place of organization of special purpose vehicles (including but not limited to the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Jersey, Luxembourg, Singapore, Curacao, St. Maarten or the U.S. Virgin Islands) or (b) any other tax-advantaged jurisdiction of which Administrative Agent provides its consent.
“Unfunded Exposure Amount” means, as of any date of determination with respect to any Revolving Loan or Delayed Drawdown Loan that is a Collateral Asset, the sum of the unfunded commitments and all other standby or contingent commitments associated with such Collateral Asset as of such date. The Unfunded Exposure Amount shall not include any commitments
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under such Revolving Loan or Delayed Drawdown Loan that have expired, terminated or been reduced to zero, and shall be reduced concurrently (and upon notice thereof to the Administrative Agent and the Collateral Administrator) with each documented reduction in commitments of the Borrower under such Revolving Loan or Delayed Drawdown Loan.
“Unfunded Exposure Equity Amount” means, as of any date of determination, with respect to any Revolving Loan or Delayed Drawdown Loan that is a Collateral Asset, an amount equal to the difference of (i) the Unfunded Exposure Amount of such Collateral Asset and (ii) the product of (a) the Assigned Value Percentage of such Collateral Asset, (b) the Unfunded Exposure Amount of such Collateral Asset and (c) the Advance Rate of such Collateral Asset.
“Unrated Asset” means any Collateral Asset that is unrated by each of Moody’s, S&P and Fitch; provided that if a Collateral Asset that is currently unrated had the rating of a Special Situation Asset immediately before such rating was withdrawn following the date of its acquisition by the Borrower, such Collateral Asset shall be a Special Situation Asset.
“Unrestricted Cash” means, with respect to any Collateral Asset, the meaning of “Unrestricted Cash” or any comparable definition in the underlying instruments for the applicable Collateral Asset, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such underlying instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such underlying instruments).
“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets (it being understood that such revolving lending facility may be secured on a junior lien basis by other assets of the related obligor).
“Zero Bid Asset” means any Collateral Asset that is not priced by at least one independent source (as evidenced by data from the applicable Pricing Source).

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ANNEX D

SPECIAL PURPOSE ENTITY REQUIREMENTS
For so long as any Obligation is outstanding (other than contingent and unasserted reimbursement and indemnification obligations), the Borrower shall:
(1)    not enter into any contract or agreement with any of its Affiliates, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party except as otherwise contemplated by the Loan Documents;
(2)    pay all of its debts and liabilities from its assets, except as otherwise contemplated by the Loan Documents;
(3)    do or cause to be done all things necessary to observe all organizational formalities applicable to it and to preserve its separate existence;
(4)    maintain its own separate books and records and bank accounts;
(5)    maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of the Borrower Parent in consolidated financial statements;
(6)    file its own tax returns, if any, as required under applicable Law and pay any Taxes so required to be paid by it under applicable Law in accordance with the terms of this Agreement;
(7)    hold itself out to the public and all other Persons as an entity separate from the Borrower Parent (other than with respect to its status as disregarded as an entity separate from Borrower Parent for U.S. federal income tax purposes) and any other Person (although, in connection with certain advertising and marketing, it may be identified as a subsidiary of the Borrower Parent);
(8)    correct any known misunderstanding regarding its status as a separate entity (other than with respect to its status as disregarded as an entity separate from Borrower Parent for U.S. federal income tax purposes);
(9)    conduct its business in its own name (although, in connection with certain advertising and marketing, the Borrower may be identified as a subsidiary of the Borrower Parent);
(10)    not identify itself or any of its Affiliates as a division or part of the other (for the avoidance of doubt, other than by the Borrower’s inclusion in the consolidated financial statements of the Borrower Parent in accordance with clause (5) or with respect to its status as disregarded as an entity separate from Borrower Parent for U.S. federal income tax purposes);
(11)    to the extent used, maintain and utilize separate stationery, invoices and checks bearing its own name (although, in connection with certain regulatory filings, advertising and marketing, the Borrower may be identified as a subsidiary of the Borrower Parent);
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(12)    not commingle its assets with those of any other Person and hold all of its assets in its own name, except as contemplated by the Loan Documents;
(13)    not guarantee or become obligated for the debts of any other Person, except as contemplated by the Loan Documents;
(14)    not hold itself out as being responsible for the debts or obligations of any other Person, except as contemplated by the Loan Documents;
(15)    allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(16)    not pledge its assets to secure the obligations of any other Person, except as contemplated by the Loan Documents;
(17)    maintain adequate capital in light of its contemplated business operations;
(18)    maintain a sufficient number of employees (which could be zero) in light of its contemplated business operations and pay the salaries of its own employees from its own funds;
(19)    not own any subsidiary or any equity interest in any other entity except to the extent acquired in a bankruptcy, workout or restructuring (which equity may be held through one or more tax blocker subsidiaries to the extent necessary to avoid adverse U.S. federal income tax consequences to Borrower Parent or causing the Borrower or Borrower Parent to become subject to tax in a jurisdiction outside of the United States, in either case, with respect to the net income of the issuer of such equity) and as otherwise permitted hereunder;
(20)    not incur any Indebtedness other than Indebtedness that is permitted under the Loan Documents;
(21)    not have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents; and
(22)    not engage in any business other than acquisition, sale and ownership of the Collateral Assets and not own any assets or property other than the Collateral and as expressly permitted hereunder.
(23)    The Company shall at all times conduct its business so that any assumptions made with respect to the Company in the “substantive non-consolidation” opinion letter delivered in connection with the Loan Documents will continue to be true and correct.
(24)    The Company is and will be in compliance in all material respects with, and neither the Borrower Parent nor any of its affiliates will cause the Company to be in violation of its Limited Liability Company Agreement, and neither the Borrower Parent nor the Company shall amend, alter, change or supplement the Limited Liability Company Agreement without the prior written consent of the Administrative Agent.

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